Exhibit 10

EXECUTION VERSION

SECOND AMENDED AND RESTATED LONG-TERM CREDIT AGREEMENT

DATED AS OF JULY 21, 2011

AMONG

BEMIS COMPANY, INC.,

VARIOUS SUBSIDIARIES THEREOF,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,
AS ADMINISTRATIVE AGENT,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
AS SYNDICATION AGENT,

AND

BANK OF AMERICA, N.A.,

BNP PARIBAS
AND

U.S. BANK NATIONAL ASSOCIATION,

AS CO-DOCUMENTATION AGENTS

WELLS FARGO SECURITIES, LLC,
J.P. MORGAN SECURITIES LLC,

BNP PARIBAS SECURITIES CORP

AND

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

AS LEAD ARRANGERS AND JOINT BOOK RUNNERS

i

2.26.	Funding of Participations in Dollars	35

2.27.	Defaulting Lenders	35

ARTICLE III	YIELD PROTECTION; TAXES	37

3.1.	Yield Protection	37

3.2.	Availability of Types of Advances	38

3.3.	Funding Indemnification	38

3.4.	Taxes	39

3.5.	Lender Statements; Survival of Indemnity	43

3.6.	Replacement of Lenders	43

ARTICLE IV	CONDITIONS PRECEDENT TO EFFECTIVENESS AND CREDIT EXTENSIONS	43

4.1.	Effectiveness	43

4.2.	Each Credit Extension	45

4.3.	Initial Loans to a Borrowing Subsidiary	45

ARTICLE V	REPRESENTATIONS AND WARRANTIES	46

5.1.	Corporate Existence and Power	46

5.2.	Corporate Authorization	46

5.3.	Binding Effect	47

5.4.	Financial Statements	47

5.5.	Litigation	47

5.6.	Taxes	47

5.7.	Governmental and other Approvals	47

5.8.	Compliance with ERISA	48

5.9.	Environmental Matters	48

5.10.	Investment Company Act	48

5.11.	Regulation U	48

5.12.	Accuracy of Disclosure	48

5.13.	No Burdensome Restrictions	49

ARTICLE VI	COVENANTS	49

6.1.	Financial Statements	49

6.2.	Maintenance of Existence	51

6.3.	Books and Records; Maintenance of Properties; Inspections	51

6.4.	Compliance with Laws	51

6.5.	Notice of Proceedings; Notice of Default	51

6.6.	Use of Proceeds	51

6.7.	Payment of Taxes	52

6.8.	Insurance	52

6.9.	Maximum Consolidated Debt to Total Capital Ratio	52

6.10.	Minimum Consolidated Net Worth	52

6.11.	Liens	52

6.12.	Consolidations, Mergers and Sales of Assets	54

6.13.	Transactions with Affiliates	55

6.14.	Business	55

6.15.	Subsidiary Indebtedness	55

ARTICLE VII	DEFAULTS	56

ARTICLE VIII	ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	58

8.1.	Acceleration	58

8.2.	Amendments	59

8.3.	Preservation of Rights	60

ARTICLE IX	GENERAL PROVISIONS	60

9.1.	Survival of Representations	60

9.2.	Governmental Regulation	60

9.3.	Headings	60

9.4.	Entire Agreement	60

9.5.	Several Obligations; Benefits of this Agreement	61

9.6.	Expenses; Indemnification	61

9.7.	Accounting	62

9.8.	Severability of Provisions	62

9.9.	Nonliability of Lenders	62

9.10.	Confidentiality	63

9.11.	Nonreliance	63

9.12.	Disclosure	64

9.13.	USA PATRIOT ACT NOTIFICATION	64

ARTICLE X	THE ADMINISTRATIVE AGENT	64

10.1.	Appointment; Nature of Relationship	64

10.2.	Powers	64

10.3.	General Immunity	65

10.4.	No Responsibility for Loans, Recitals, etc.	65

10.5.	Action on Instructions of Lenders	65

10.6.	Employment of Agents and Counsel	65

10.7.	Reliance on Documents; Counsel	65

10.8.	Agent’s Reimbursement and Indemnification	66

10.9.	Notice of Default	66

10.10.	Rights as a Lender	66

10.11.	Lender Credit Decision	67

10.12.	Successor Agent	67

10.13.	Agent and Arranger Fees	68

10.14.	Delegation to Affiliates	68

10.15.	Other Agents	68

ARTICLE XI	SETOFF; RATABLE PAYMENTS	68

11.1.	Setoff	68

11.2.	Sharing of Payments	68

ARTICLE XII	ASSIGNMENTS; PARTICIPATIONS; ETC.	69

12.1.	Successors and Assigns	69

12.2.	Dissemination of Information	73

12.3.	Tax Treatment	73

ARTICLE XIII	NOTICES	73

13.1.	Notices; Effectiveness; Electronic Communication	73

ARTICLE XIV	COUNTERPARTS; EFFECT OF RESTATEMENT; ELECTRONIC EXECUTION	74

14.1.	Counterparts	74

14.2.	Effect of Restatement	74

14.3.	Electronic Execution of Assignments	75

ARTICLE XV	GUARANTY BY THE COMPANY	75

15.1.	Guaranty	75

15.2.	Guaranty Unconditional	75

15.3.	Discharge only upon Payment in Full; Reinstatement in Certain Circumstances	76

15.4.	Waiver by the Company	76

15.5.	Subrogation	76

15.6.	Stay of Acceleration	76

ARTICLE XVI	CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	77

16.1.	CHOICE OF LAW	77

16.2.	CONSENT TO JURISDICTION	77

16.3.	WAIVER OF JURY TRIAL	77

16.4.	Existing Credit Agreement	77

EXHIBITS AND SCHEDULES

EXHIBIT A	COMPLIANCE CERTIFICATE

EXHIBIT B	ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT C	AMENDED AND RESTATED BORROWING SUBSIDIARY AGREEMENT

EXHIBIT D	ASSOCIATED COSTS RATES

EXHIBIT E-1	BORROWING SUBSIDIARY AGREEMENT

EXHIBIT E-2	BORROWING SUBSIDIARY TERMINATION

EXHIBIT F	U.S. TAX CERTIFICATE

PRICING SCHEDULE

SCHEDULE 1	EUROCURRENCY PAYMENT OFFICE

SCHEDULE 1.1	COMMITMENT SCHEDULE

SCHEDULE 6.15	EXISTING SUBSIDIARY DEBT

v

SECOND AMENDED AND RESTATED LONG-TERM CREDIT AGREEMENT

This Second Amended and Restated Long-Term Credit Agreement dated as of July 21, 2011 is among Bemis Company, Inc., a Missouri corporation (together with its successors and assigns, the “Company”), the subsidiaries of the Company which from time to time become parties hereto pursuant to Section 2.24 and have not terminated their status as such pursuant to the terms hereof (each a “Borrowing Subsidiary” and collectively the “Borrowing Subsidiaries”), the Lenders, Wells Fargo Bank, National Association (“Wells Fargo Bank”), as Syndication Agent, Bank of America, N.A., BNP Paribas and U.S. Bank National Association, as Co-Documentation Agents, and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent.

The Company, the Borrowing Subsidiaries, certain lenders and JPMCB are parties to that certain Amended and Restated Long-Term Credit Agreement dated as of April 29, 2008 (as amended prior to the date hereof, the “Existing Agreement”); and

The parties hereto have agreed to amend and restate the Existing Agreement pursuant to this Agreement;

Accordingly, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1.          Definitions.  As used in this Agreement:

“Administrative Agent” means JPMCB, together with its Affiliates, in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X; it being understood that matters concerning Loans denominated in British Pounds Sterling, Euro and certain other Agreed Currencies may be administered by JPMEL.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Domestic Advance or a Multicurrency Advance, as the context requires.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as changed from time to time pursuant to the terms hereof.

Bemis 2011 Second Amended and Restated

Long-Term Credit Agreement

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all Lenders.

“Agreed Currencies” means (a) Dollars, (b) so long as such currencies remain Eligible Currencies, British Pounds Sterling and Euro and (c) any other Eligible Currency that a Borrower requests the Administrative Agent to include as an Agreed Currency hereunder and which is acceptable to all Lenders (or, in the case of Loans to any Borrowing Subsidiary, all Lenders that have agreed to make Loans to such Borrowing Subsidiary).

“Agreement” means this Second Amended and Restated Long-Term Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurocurrency Rate (determined excluding clause (c) of the definition thereof) with respect to Eurocurrency Advances denominated in Dollars for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% (the “Adjusted Eurocurrency Rate”); provided that, for the avoidance of doubt, the Adjusted Eurocurrency Rate for any day shall be based on the rate appearing on the Reuters LIBOR01 page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day (or if such day is not a Business Day, the immediately preceding Business Day).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate, respectively.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approved Fund” is defined in Section 12.1(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.1(b)), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Associated Costs Rate” is defined in Exhibit D.

“Authorized Officer” means any of the chief executive officer, the chief financial officer, any vice president, the controller or the treasurer of the Company, or any other officer of the Company from time to time designated by any of the foregoing officers of the Company or by the board of directors of the Company, in each case acting singly.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Borrower” means any of the Company and the Borrowing Subsidiaries.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Borrowing Subsidiary” is defined in the preamble, it being understood that a Subsidiary shall cease to be a “Borrowing Subsidiary” upon its termination as such under Section 2.24(b) (subject to subsequent designation as a “Borrowing Subsidiary” under Section 2.24(a)).

“Borrowing Subsidiary Agreement” means an agreement substantially in the form of Exhibit E-1.

“BSub Commitment” means, for any Lender with respect to any Borrowing Subsidiary, the obligation of such Lender to make Loans to such Borrowing Subsidiary.  The amount of the BSub Commitment of any Lender to any Borrowing Subsidiary shall be equal to such Lender’s Pro Rata Share of the Aggregate Commitment (or such lesser amount as may be permitted by this Agreement or the applicable Borrowing Subsidiary Agreement); provided that if, pursuant to the applicable Borrowing Subsidiary Agreement, one or more Lenders will not make Loans to such Borrowing Subsidiary, then the BSub Commitment of any Lender with respect to such Borrowing Subsidiary shall be the amount set forth on Attachment 1 to such Borrowing Subsidiary Agreement.  Each BSub Commitment of any Lender is a sublimit of the Commitment of such Lender and not a separate commitment.

“BSub Lender” means, with respect to any Borrowing Subsidiary, each Lender (excluding any Lender that, pursuant to Section 2.24 and the applicable Borrowing Subsidiary Agreement, will not make Loans to such Borrowing Subsidiary) and the successors and assigns of such Lender in such capacity.  Any Lender may designate an Affiliate of such Lender to perform all obligations, and have all rights, of such Lender hereunder in respect of some or all of any BSub Commitment, in which case references herein to a “BSub Lender” shall, where appropriate, mean such designated Affiliate.  Any such designation shall be made either (a) by causing such Affiliate to execute a signature page of the applicable Borrowing Subsidiary Agreement or (b) by written notice to the Company and the Administrative Agent (including any notice changing the designation of such Lender’s Affiliate that will act as a BSub Lender).

“BSub Percentage” means, for any Lender with respect to any Borrowing Subsidiary on any date of determination, the percentage which the amount of such Lender’s BSub Commitment with respect to such Borrowing Subsidiary is of the aggregate amount of all BSub Commitments with respect to such Borrowing Subsidiary (or, if the Commitments have terminated, which (a)

the aggregate outstanding principal amount of such Lender’s Loans to such Borrowing Subsidiary is of (b) the aggregate outstanding principal amount of all Loans to such Borrowing Subsidiary).

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system and (a) if such day relates to any interest rate setting as to a Eurocurrency Loan denominated in Euro, any funding, disbursement, settlement or payment in Euro, or any other dealings in Euro to be carried out pursuant to this Agreement, a day on which banks in London are open for general banking business, including dealings in foreign currency and exchange, and on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro; and (b) if such day relates to an interest rate setting as to a Eurocurrency Loan denominated in Dollars or any other Agreed Currency (other than Euro), any funding, disbursement, settlement or payment in any such currency, or any other dealings in any such currency to be carried out pursuant to this Agreement, a day on which dealings in such currency are carried on in the London interbank market.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP in effect on the Second Restatement Date.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP as in effect on the Second Restatement Date.

“Change in Control” means the occurrence of any of the following events:  (a) any “person” or “group” (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934 (the “Exchange Act”)) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 30% or more of the fully diluted Voting Securities of the Company or (b) individuals who at the beginning of any period of two consecutive calendar years constituted the board of directors of the Company (together with any new directors whose election by the board of directors of the Company or whose nomination for election by the Company’s shareholders was approved by the members of the board of directors of the Company then still in office who either were members of the board of directors of the Company at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the board of directors of the Company.

“Change in Law” means the occurrence, after the Second Restatement Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank

Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans and to participate in Letters of Credit and Swingline Loans in an aggregate amount not exceeding the amount set forth opposite its name on Schedule 1.1 hereto, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.1 or as otherwise modified from time to time pursuant to the terms hereof.

“Company” is defined in the preamble.

“Computation Date” is defined in Section 2.2.

“Consolidated Debt” means, at any time, the consolidated Debt of the Company and its Consolidated Subsidiaries and all SPCs at such time.

“Consolidated Net Worth” means, at any time, the consolidated shareholders’ equity and noncontrolling interests of the Company and its Consolidated Subsidiaries at such time.

“Consolidated Subsidiary” means any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements prepared in accordance with GAAP.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Credit Extension” means the making of an Advance or the issuance or Modification increasing the amount or extending the expiry date of a Letter of Credit.

“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except (i) trade accounts payable and accrued expenses arising in the ordinary course of business and (ii) accrued pension costs and other employee benefit and compensation obligations arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person to reimburse or indemnify the issuer of a letter of credit or bank guarantee (excluding trade letters of credit and similar instruments) for drawings or payments thereunder, (f) all Debt as described in clauses (a), (b), (c), (d), (e), (g) and (h) hereof of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (g) all Receivables Transaction Attributed Indebtedness and (h) all Debt (as described in clauses (a) - (g)) of others Guaranteed by such Person.  If any of the foregoing Debt is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Debt shall be equal to the lesser of the amount of such Debt and the fair market value of such asset or assets at the date for determination of the amount of such Debt.  The amount of Debt of the Company and its Subsidiaries hereunder shall be calculated without duplication of Guarantee obligations of the Company or any Subsidiary in respect thereof.  “Debt” shall not include (1) indebtedness owing to the Company by any Subsidiary or indebtedness owing to any wholly-owned Subsidiary by the Company or another Subsidiary, (2) any obligations of the Company or its Subsidiaries in respect of customer advances received and held in the ordinary course of business, (3) performance bonds or performance guaranties (or bank guaranties or letters of credit in lieu thereof) entered into in the ordinary course of business or (4) defeased indebtedness.

“Default” means an event described in Article VII.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Specified Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Specified Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with all or any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Company or a Specified Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Company’s and such Specified Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disregarded Entity” means an entity that, pursuant to Treas. Reg. § 301.7701-2(c)(2), is disregarded for U.S. federal income Tax purposes as an entity separate from its owner.

“Dollar Amount” of any currency at any date shall mean (a) the amount of such currency if such currency is Dollars or (b) the equivalent in Dollars of such amount if such currency is any currency other than Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such currency at 11:00 a.m., Local Time, on or as of the most recent Computation Date provided for in Section 2.2.

“Dollars” and “$” shall mean the lawful currency of the United States of America.

“Domestic Advance” means a borrowing in Dollars by the applicable Borrower hereunder (a) made by the Lenders on the same Borrowing Date or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurocurrency Loans, having the same Interest Period.

“Domestic Loan” means a Loan denominated in Dollars.

“Effective Date” is defined in Section 4.1.

“Eligible Currency” means any currency other than Dollars (a) that is readily available, (b) that is freely traded, (c) in which deposits are customarily offered to banks in the London interbank market, (d) which is convertible into Dollars in the international interbank market and (e) as to which a Dollar Amount may be readily calculated.  If, after the designation of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the reasonable determination of the Administrative Agent, no longer readily available or freely traded or (z) in the reasonable determination of the Administrative Agent, an Equivalent Amount of such currency is not readily calculable, the Administrative Agent shall promptly notify the Lenders and the Company, and such currency shall no longer be an Agreed Currency until such time as all of the Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five Business Days of receipt of such notice from the Administrative Agent, each applicable Borrowing Subsidiary shall repay all of its Loans in such affected currency or convert such Loans into Loans in Dollars or another Agreed Currency, subject to the other terms set forth in Article II (except that the notice period and minimum borrowing amount shall not apply).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions, in each case of or by any Governmental Authority, relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such other currency at 11:00 a.m., Local Time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Euro” means the lawful currency of the member states of the European Union.

“Eurocurrency Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurocurrency Rate (excluding, for the avoidance of doubt, an Advance that bears interest pursuant to clause (c) of the definition of “Alternate Base Rate”).

“Eurocurrency Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurocurrency Rate (excluding, for the avoidance of doubt, a Loan that bears interest pursuant to clause (c) of the definition of “Alternate Base Rate”).

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each of the Agreed Currencies, the office, branch, Affiliate or correspondent bank of the Administrative Agent specified as the “Eurocurrency Payment Office” for such currency in Schedule 1 or such other office, branch, Affiliate or correspondent bank of the Administrative Agent as it may from time to time specify to the Company and each Lender as its Eurocurrency Payment Office for such currency.

“Eurocurrency Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period (or, as applicable, for the purpose of determining the Alternate Base Rate for any day by reference to a one month Interest Period), the sum of (a) the quotient of (i) the Eurocurrency Reference Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, if any, plus (b) the Applicable Margin, plus (c) for Loans booked in the United Kingdom, the Associated Costs Rate.

“Eurocurrency Reference Rate” means

(a)           with respect to a Eurocurrency Advance denominated in Euro for the relevant Interest Period, the offered rate per annum at which deposits in Euro for a period comparable to such Interest Period appear on Reuters Screen EURIBOR01 (or any successor page) as of 11:00 a.m. (Brussels time) two Business Days prior to the first day of such Interest Period as determined by the Banking Federation of the European Union; provided that if no such rate is available, the Eurocurrency Reference Rate for such Interest Period shall instead be the rate at which deposits in Euro in the approximately equivalent amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of JPMCB in immediately available funds in the European interbank market at approximately 11:00 a.m. (Brussels time) two Business Days prior to the commencement of such Interest Period;

(b)           with respect to a Eurocurrency Advance denominated in any other Agreed Currency for the relevant Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in such currency for a period comparable to such Interest Period as reported by any generally recognized financial information service as of 11:00 a.m. (Local Time) two Business Days prior to (or, in the case of a Eurocurrency Advance denominated in British Pounds Sterling, on) the first day of such Interest Period; provided that if no such rate is available, the applicable Eurocurrency Reference Rate for such  Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which JPMCB offers to place deposits in such currency for a period comparable to such Interest Period with first-class banks in the London interbank market at approximately 11:00 a.m. (Local Time) two Business Days prior to (or, in the case of a Eurocurrency Advance denominated in British Pounds Sterling, on) the first day of such Interest Period, in the approximate amount of JPMCB’s relevant Eurocurrency Loan.

“Excluded Taxes” means, with respect to any payment made by any Borrower under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the applicable Lender’s applicable lending office is located, (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 3.6), any U.S. Federal withholding Taxes resulting from any law in effect on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 3.4(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 3.4(a) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Agreement” is defined in the preamble.

“Existing Borrowing Subsidiaries” means Bemis Swansea Limited, a corporation organized under the laws of the United Kingdom, MACtac Europe S.A., a corporation organized under the laws of Belgium, Bemis Coordination Center S.A., a corporation organized under the laws of Belgium and Perfecseal Limited, a corporation organized under the laws of the United Kingdom.

“Facility Fee Rate” means, at any time, the percentage rate per annum at which facility fees are accruing pursuant to Section 2.5.1 at such time as set forth in the Pricing Schedule.

“Facility Termination Date” means the earlier of (a) July 20, 2016 and (b) the date on which the Commitments are reduced to zero pursuant to Section 2.5.2 or terminated pursuant to Section 8.1.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Second Restatement Date and any current or future regulations or official interpretations thereof, provided, however, that “FATCA” shall also include any amendments to Sections 1471 through 1474 of the Code that are substantively comparable, but only if the requirements in such amended version for avoiding the withholding are not materially more onerous than the requirements in the current version.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the

Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Local Time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Floating Rate” means, for any day, a rate per annum equal to the sum of (a) the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes plus (b) the Applicable Margin.

“Floating Rate Advance” means an Advance in Dollars that, except as otherwise provided in Section 2.12 or, with respect to any Swingline Loan, as otherwise agreed between the Borrower and the Swingline Lender, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan in Dollars that, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person or in any manner providing for the payment of any Debt of any other Person or otherwise protecting the holder of such Debt against loss (whether by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substance” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“HMRC” means Her Majesty’s Revenue and Customs.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Borrower under any Loan Document and (b) Other Taxes (exclusive of Excluded Taxes).

“Information” is defined in Section 9.10.

“Interest Period” means, with respect to a Eurocurrency Advance, a period commencing on a Business Day selected by the applicable Borrower and ending on the numerically corresponding date one, two, three or six months thereafter (or such other period as may be agreed to by the applicable Borrower, the Administrative Agent and each applicable Lender); provided that (a) if there is no such numerically corresponding day in such next, second, third or sixth succeeding month (or other period), such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month (or other period); (b) if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day, unless such next succeeding Business Day falls in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; and (c) no Borrower may select an Interest Period ending after the scheduled Facility Termination Date.

“IRS” means the United States Internal Revenue Service.

“Issuer” means JPMCB, Wells Fargo Bank and/or any other Lender that (a) is selected by the Company, (b) agrees to be an Issuer hereunder and (c) is reasonably satisfactory to the Administrative Agent, in each case in its capacity as an issuer of Letters of Credit hereunder.

“JPMCB” is defined in the preamble.

“JPMEL” means J. P. Morgan Europe Ltd.

“JPMorgan” means J.P. Morgan Securities LLC.

“LC Collateral Account” is defined in Section 2.18(k).

“LC Disbursement” means a payment made by an Issuer pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the Dollar Amount of the sum, without duplication, of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.  The LC Exposure of any Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time.

“Lead Arrangers” means Wells Fargo Securities, JPMorgan, BNP Paribas Securities Corp and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors, in their capacities as Lead Arrangers and Joint Book Runners.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and permitted assigns and additional lending institutions as provided in Section 2.5.3 and their respective successors and permitted assigns.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.  For the avoidance of doubt, “Lender” shall not (except with respect to indemnification or other obligations of the Borrowers which survive termination hereof) include any Person that ceases to be a Lender in accordance with this Agreement.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or Affiliate of such Lender or the Administrative Agent with respect to each Agreed Currency listed on the signature pages hereof or in an Administrative Questionnaire or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.20.

“Letter of Credit” is defined in Section 2.18(a).

“Letter of Credit Application” is defined in Section 2.18(c).

“Letter of Credit Fee” is defined in Section 2.18(d).

“Letter of Credit Fee Rate” means, at any time, the percentage rate per annum applicable to Letter of Credit Fees at such time as set forth in the Pricing Schedule.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement, but not including the interest of a lessor under an operating lease).

“Loan” means, with respect to a Lender, any loan made by such Lender pursuant to Article II (or any conversion or continuation thereof).

“Loan Documents” means this Agreement and after the execution and delivery thereof pursuant to the terms of this Agreement, each Promissory Note, each Letter of Credit and each Letter of Credit Application.

“Local Time” means (a) with respect to Multicurrency Loans, London time, and (b) for all other purposes, Chicago time.

“Material Adverse Effect” means a material adverse effect on (a) the financial position or business of the Company and its Subsidiaries taken as a whole or (b) the validity or enforceability of any of the Loan Documents against any Borrower or the rights or remedies of the Administrative Agent, the Lenders or the Issuers thereunder against any Borrower.

“Material Subsidiary” means at any time a Subsidiary which as of such time meets the definition of a “significant subsidiary” contained as of the Second Restatement Date in Regulation S-X of the Securities and Exchange Commission.

“Materiality Threshold” means, as of any time of determination, the greater of (a) $75,000,000 (or the Dollar Amount thereof in currencies other than Dollars) and (b) 2.0% of the total assets of the Company and its Consolidated Subsidiaries, as reflected on the financial statements of the Company most recently delivered pursuant to Section 6.1(a) or (b).

“Modification” and “Modify” are defined in Section 2.18(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Multicurrency Advance” means a borrowing by a Borrower hereunder (a) made by the applicable Lenders to the same Borrower on the same Borrowing Date or (b) converted or continued by the applicable Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Eurocurrency Loans in the same Agreed Currency (other than Dollars) and for the same Interest Period.

“Multicurrency Loan” means a Eurocurrency Loan denominated in an Agreed Currency other than Dollars.

“Non-U.S. Lender” means (a) a Lender that is neither a Disregarded Entity nor a U.S. Person, and (b) a Lender that is a Disregarded Entity and that is treated for U.S. federal income Tax purposes as having as its sole member a Person that is not a U.S. Person.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations and accrued and unpaid interest thereon, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of any Borrower to the Lenders or to any Lender, any Issuer, the Administrative Agent or any indemnified party arising under the Loan Documents.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 3.6).

“Outstanding Credit Exposure” means, as to any Lender at any time, the Dollar Amount of the sum of (a) its Pro Rata Share of all Loans outstanding at such time plus (b) its LC Exposure at such time plus (c) its Swingline Exposure at such time.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” is defined in Section 12.1(c).

“Participant Register” is defined in Section 12.1(c).

“Participation Funding Notice” means a written notice from a Lender to the Administrative Agent advising the Administrative Agent that a Default exists and directing the Administrative Agent to notify all Lenders to fund their participations in extensions of credit made by BSub Lenders as provided in Section 2.25.

“Payment Date” means (a) with respect to any Loan other than a Swingline Loan, the last Business Day of each calendar quarter and (b) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Securitization” means any receivables financing program or programs providing for the direct or indirect sale of accounts receivable and related general intangibles, chattel paper and other rights by the Company or its Subsidiaries to an SPC for cash and/or other customary consideration for fair value in transactions intending to be sales, which SPC shall finance the purchase of such assets by the sale, transfer, conveyance, lien or pledge of such assets to one or more limited purpose financing companies, special purpose entities and/or other financial institutions, in each case pursuant to documentation which is consistent with then current market conditions and practices, provided that the Receivables Transaction Attributable Indebtedness associated with all such programs shall at no time aggregate in excess of $250,000,000.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any member of the Controlled Group may have any liability.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its office located in New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Promissory Note” is defined in Section 2.14(d).

“Pro Rata Share” means, with respect to any Lender on any date of determination, the percentage which the sum of the amount of such Lender’s Commitment is of the Aggregate Commitment (or, if the Commitments have terminated, which (a) the Outstanding Credit Exposure of such Lender is of (b) the Aggregate Outstanding Credit Exposure) as of such date; provided that for purposes of Section 2.27, when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment (or, if the Commitments have terminated, the percentage of the Aggregate Outstanding Credit Exposure represented by the Outstanding Credit Exposure of such Lender, in each case disregarding any Defaulting Lender’s Outstanding Credit Exposure).  For purposes of determining liability for any indemnity obligation under Section 2.18(j) or 10.8, each Lender’s Pro Rata Share shall be determined as of the date the applicable Issuer or the Administrative Agent notifies the Lenders of such indemnity obligation (or, if such notice is given after termination of this Agreement, as of the date of such termination).

“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under any Permitted Securitization that on any date of determination would be characterized as principal if such Permitted Securitization were structured as a secured lending transaction rather than as a true sale or true contribution.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuer.

“Register” is defined in Section 12.1(b)(iv).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrowers then outstanding under Section 2.18 to reimburse the Issuers for amounts paid by the Issuers in respect of any one or more drawings under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and attorneys of such Person and such Person’s Affiliates.

“Required Lenders” means Lenders having aggregate Pro Rata Shares in excess of 50%.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Second Restatement Date” means July 21, 2011.

“SPC” means a special purpose, bankruptcy-remote Person formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, contribution, transfer, sale and financing of accounts receivable and related general intangibles, chattel paper and other related rights in connection with and pursuant to a Permitted Securitization and reasonably related corporate or other entity maintenance and similar activities.

“Specified Party” means the Administrative Agent, the Issuers, the Swingline Lender and each other Lender.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Pro Rata Share of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.19.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority (including any interest, penalties or additions to tax).

“Total Capital” means, at any time, the sum of (a) Consolidated Debt plus (b) deferred taxes plus (c) Consolidated Net Worth at such time.

“Transferee” is defined in Section 12.2.

“Type” means, with respect to any Domestic Advance, its nature as a Floating Rate Advance or a Eurocurrency Advance and with respect to any Domestic Loan, its nature as a Floating Rate Loan or a Eurocurrency Loan.

“UK Borrower” means a Borrower that is either resident in the United Kingdom for United Kingdom tax purposes or that otherwise makes payments under this Agreement that have a United Kingdom source.

“Unfunded Vested Liabilities” means, with respect to any Plan, the amount, if any, by which the present value of all vested benefits under such Plan exceeds the fair market value of all Plan assets allowable to such benefits, as determined as of the most recent valuation date of such Plan for which a valuation is available at the time of determination, such valuations being properly and timely sought, but only to the extent that excess represents a potential liability of the Borrower or any member of the Controlled Group to the PBGC or to such Plan under Title IV of ERISA.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” is defined in Section 3.4(f)(ii)(D)(2).

“Voting Securities” means any securities having ordinary power to vote for the election of directors.

“Wells Fargo Bank” is defined in the preamble.

“WFS” means Wells Fargo Securities, LLC.

“Withholding Agent” means any Borrower and the Administrative Agent.

1.2.          Interpretation.

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of such terms.

(b)           Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)           The term “including” is not limiting and means “including without limitation.”

(d)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e)           Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement; (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation; and (iii) references in any Loan Document to any Person shall be construed to include such Person’s successors and assigns, subject to any restriction upon assignment contained in any Loan Document.

ARTICLE II
THE CREDITS

2.1.          Commitment.  From the Second Restatement Date to the Facility Termination Date, (a) each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Company from time to time, (b) each BSub Lender with respect to a Borrowing Subsidiary severally agrees, on the terms and conditions set forth in this Agreement, to make Multicurrency Loans to such Borrowing Subsidiary (and each other Lender severally agrees that it will purchase a participation in each such Loan if required pursuant to Section 2.25) and (c) each Issuer agrees to issue Letters of Credit denominated in Agreed Currencies for the account of any Borrower from time to time (and each Lender severally agrees to participate in each such Letter of Credit as more fully set forth in Section 2.18); provided that (i) the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, (ii) the Outstanding Credit Exposure of any Lender shall not at any time exceed such Lender’s Commitment and (iii) the aggregate Dollar Amount of all outstanding Multicurrency Loans, LC

Exposure not denominated in Dollars and Swingline Exposure not denominated in Dollars shall not at any time exceed $100,000,000.  Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow at any time prior to the Facility Termination Date.  The Commitments shall expire on the Facility Termination Date.

2.2.          Determination of Dollar Amounts.  The Administrative Agent will determine the Dollar Amount of all outstanding Advances and LC Exposure on and as of (i) the date of each Credit Extension, (ii) the last Business Day of each quarter and (iii) any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders (each, a “Computation Date”).

2.3.          Ratable Loans.  Each Advance shall consist of Loans made (a) in the case of Loans to the Company, by the Lenders ratably in accordance with their respective Pro Rata Shares or (b) in the case of Loans to any Borrowing Subsidiary, by the BSub Lenders for such Borrowing Subsidiary in accordance with their respective BSub Percentages for such Borrowing Subsidiary.

2.4.          Types of Advances.  Domestic Advances may be Floating Rate Advances or Eurocurrency Advances, or a combination thereof, as selected by the applicable Borrower in accordance with Sections 2.8 and 2.9.  Multicurrency Advances shall be Eurocurrency Advances.  Each Swingline Loan shall be a Domestic Advance and, unless otherwise agreed between the Borrower and the Swingline Lender, a Floating Rate Advance.

2.5.          Fees; Changes in Aggregate Commitment.

2.5.1.       Facility Fee.  The Company agrees to pay to the Administrative Agent for the account of each Lender (subject to Section 2.27(a)) a facility fee which shall accrue at a per annum rate equal to the Facility Fee Rate on the daily amount of such Lender’s Commitment (whether used or unused) from the Second Restatement Date to the Facility Termination Date (and, if any Loans remain outstanding after the close of business in Chicago, Illinois on the Facility Termination Date, thereafter shall accrue on the daily amount of the outstanding principal amount of all Loans owed to each Lender).  The facility fee shall be payable on each Payment Date, on the Facility Termination Date and, if applicable, thereafter on demand.

2.5.2.       Reduction or Termination of Aggregate Commitment.  The Company may permanently reduce the Aggregate Commitment in whole (thereby terminating all Commitments of the Lenders), or from time to time in part ratably among the Lenders in integral multiples of $10,000,000, upon at least three Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction and may be conditioned upon the consummation of replacement financing; provided that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure.

2.5.3.       Increase of Aggregate Commitment.  The Company at its option may, from time to time, seek to increase the Aggregate Commitment by up to an aggregate amount of $300,000,000 (resulting in a maximum Aggregate Commitment of

$1,100,000,000) upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such increase (which shall not be less than $25,000,000) and shall certify that no Default or Unmatured Default has occurred and is continuing.  After delivery of such notice, the Company, in consultation with the Administrative Agent, may offer the increase (which may be declined by any Lender in its sole discretion) in the Aggregate Commitment on either a ratable basis to the Lenders or on a non pro-rata basis to one or more Lenders and/or to other lenders or entities reasonably acceptable to the Administrative Agent, the Issuers and the Company.  No increase in the Aggregate Commitment shall become effective until the existing or new Lenders extending such incremental Commitment amount and the Company shall have delivered to the Administrative Agent a document in form and substance reasonably satisfactory to the Administrative Agent pursuant to which (i) any such existing Lender agrees to the amount of its Commitment increase, (ii) any such new Lender agrees to its Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder, (iii) the Company accepts such incremental Commitments, (iv) the effective date of any increase in the Commitments is specified and (v) the Company certifies that on such date the conditions for a new Loan set forth in Section 4.2 are satisfied.  Upon the effectiveness of any increase in the Aggregate Commitment pursuant hereto, (i) each Lender (new or existing) shall be deemed to have accepted an assignment from the existing Lenders, and the existing Lenders shall be deemed to have made an assignment to each new or existing Lender accepting a new or increased Commitment, of an interest in each then outstanding Loan  (in each case, on the terms and conditions set forth in the Assignment and Assumption) and (ii) the Swingline Exposure and LC Exposure of the existing and new Lenders shall be automatically adjusted such that, after giving effect to such assignments and adjustments, all Outstanding Credit Exposure hereunder is held ratably by the Lenders in proportion to their respective Commitments.  Assignments pursuant to the preceding sentence shall be made in exchange for, and substantially contemporaneously with the payment to the assigning Lenders of, the principal amount assigned plus accrued and unpaid interest and facility and Letter of Credit fees relating to such principal amount.  Payments received by assigning Lenders pursuant to this Section in respect of the principal amount of any Eurocurrency Loan shall, for purposes of Section 3.3, be deemed prepayments of such Loan.  Any increase of the Aggregate Commitment pursuant to this Section shall be subject to receipt by the Administrative Agent from the Company of such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request.  No consent of any Lender (other than the Lenders agreeing to new or increased Commitments) shall be required for any incremental Commitment provided or Loan made pursuant to this Section 2.5.3.

2.6.          Minimum Amount of Each Advance.  Each Eurocurrency Advance shall be in the Dollar Amount of $5,000,000 or a higher integral multiple of 1,000,000 units of the applicable Agreed Currency.  Each Floating Rate Advance (other than a Swingline Loan) shall be in the amount of $5,000,000 or a higher integral multiple of $1,000,000 and each Swingline Loan shall be in the amount of $500,000 or a higher integral multiple of $100,000; provided that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

2.7.          Payments and Prepayments.

2.7.1.       Payment at Maturity.  Each Borrower shall pay (i) to the Administrative Agent for the account of each Lender all of its outstanding Advances and all its other then due and unpaid Obligations on the Facility Termination Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Facility Termination Date and the 15th Business Day after such Swingline Loan is made; provided that on each date that a Domestic Advance is made to the Company, the Company shall repay all of its Swingline Loans then outstanding.

2.7.2.       Optional Payments.  Any Borrower may from time to time prepay, without penalty or premium, all outstanding Floating Rate Advances to such Borrower or, in an aggregate amount of $5,000,000 or higher integral multiples of $1,000,000 (and in the case of Swingline Loans in an aggregate amount of $500,000 or higher integral multiples of $100,000), any portion of the outstanding Floating Rate Advances to such Borrower (i) upon two Business Days’ prior notice to the Administrative Agent and (ii) in the case of prepayment of a Swingline Loan, upon notice to the Swingline Lender not later than 2:00 p.m., Local Time on the date of prepayment.  Any Borrower may from time to time prepay, subject to the payment of any funding indemnification amounts required by Section 3.3 but without penalty or premium, all outstanding Eurocurrency Advances to such Borrower or, in the aggregate amount of $5,000,000 or a higher integral multiple of 1,000,000 units of the Agreed Currency, any portion of the outstanding Eurocurrency Advances to such Borrower upon three Business Days’ prior notice to the Administrative Agent.

2.7.3.       Mandatory Prepayments due to Currency Fluctuations.  If the Administrative Agent notifies the Company that on any Computation Date (a) solely because of currency fluctuations, the Aggregate Outstanding Credit Exposure exceeds 105% of the Aggregate Commitment, (b) solely because of currency fluctuations, the Dollar Amount of all outstanding Multicurrency Loans exceeds 105% of the amount specified in clause (iii) of the proviso to the first sentence of Section 2.1 or (c) solely because of currency fluctuations, the LC Exposure exceeds 105% of the amount specified in subsection 2.18(a)(ii), then, within two (2) Business Days after receipt of such notice, the Borrowers shall repay Advances (or, in the case of clause (c) and, if no Advances are outstanding, clause (a), deposit funds in an LC Collateral Account) in an amount sufficient to eliminate such excess.

2.7.4.       Mandatory Prepayments due to any Other Reasons.  If the Administrative Agent notifies the Company that at any time for any reason (other than currency fluctuations), the Aggregate Outstanding Credit Exposure exceeds the Aggregate Commitment, then, within two (2) Business Days after receipt of such notice, the Borrowers shall repay Advances (or, if no Advances are outstanding, deposit funds in an LC Collateral Account) in an amount sufficient to eliminate such excess.

2.8.          Method of Selecting Types and Interest Periods for New Advances.  The applicable Borrower shall select the Type of Advance and, in the case of a Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto from time to time.  The applicable Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 10:00 a.m. Local Time at least one Business Day before the Borrowing Date of each Floating Rate Advance (other than a Swingline Loan), three Business Days before the Borrowing Date for each Eurocurrency Advance denominated in Dollars and four Business Days before the Borrowing Date for each Eurocurrency Advance denominated in an Agreed Currency other than Dollars, specifying:

(i)            the Borrowing Date, which shall be a Business Day, of such Advance;

(ii)           the aggregate amount of such Advance;

(iii)          the Type of Advance selected; and

(iv)          in the case of a Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto.

2.9.          Conversion and Continuation of Outstanding Advances.  Each Floating Rate Advance shall continue as a Floating Rate Advance unless and until converted into a Eurocurrency Advance pursuant to this Section 2.9 or repaid in accordance with Section 2.7; provided that Swingline Loans may not be converted into a Eurocurrency Advance.  Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time:

(i)            in the case of a Eurocurrency Advance denominated in Dollars, such Advance shall be automatically converted into a Floating Rate Advance unless (x) repaid in accordance with Section 2.7 or (y) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance either continue as a Eurocurrency Advance for a new Interest Period or be converted into a Floating Rate Advance; and

(ii)           in the case of a Eurocurrency Advance denominated in an Agreed Currency other than Dollars, if the Administrative Agent has not received a Conversion/Continuation Notice (as defined below) prior to 11:00 a.m. Local Time, three Business Days prior to the last day of any Interest Period, such Advance shall automatically continue as a Eurocurrency Advance in the same Agreed Currency with an Interest Period of one month unless (x) repaid in accordance with Section 2.7 or (y) the applicable Borrower shall have given the Administrative Agent a timely Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for a new Interest Period.

Subject to the terms of Section 2.6, any Borrower may elect from time to time to convert all or any part of an Advance to such Borrower denominated in Dollars to the other Type of Advance denominated in Dollars or to continue any Eurocurrency Advance to such Borrower for a new Interest Period in the same Agreed Currency; provided that any conversion or continuation of any Eurocurrency Advance shall be made on, and only on, the last day of an Interest Period applicable thereto.  The applicable Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurocurrency Advance not later than 10:00 a.m. (Local Time) at least one Business Day, in the case of a conversion into a Floating Rate Advance, three Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in Dollars, or four Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in an Agreed Currency other than Dollars, prior to the date of the requested conversion or continuation, specifying:

(i)            the requested date, which shall be a Business Day, of such conversion or continuation; and

(ii)           the Agreed Currency, amount and Type of Advance into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurocurrency Advance, the duration of the Interest Period applicable thereto.

2.10.        Method of Borrowing.

(a)           On each Borrowing Date for a Domestic Advance to the Company, each Lender shall make available its Domestic Loan in accordance with its Pro Rata Share not later than noon, Local Time, in Federal or other funds immediately available to the Administrative Agent, in Chicago, Illinois at its address specified in or pursuant to Article XIII; provided that Swingline Loans shall be made as provided in Section 2.19.

(b)           On each Borrowing Date for a Multicurrency Advance to the Company, each Lender shall make available its Multicurrency Loan in accordance with its Pro Rata Share not later than noon, Local Time, at the Eurocurrency Payment Office of the Administrative Agent for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of such Eurocurrency Payment Office for such currency.

(c)           On each Borrowing Date for a Domestic Advance to a Borrowing Subsidiary, each applicable Lender shall make available its Domestic Loan in accordance with its BSub Percentage for such Borrowing Subsidiary not later than noon, Local Time, in Federal or other funds immediately available to the Administrative Agent, in Chicago, Illinois at its address specified in or pursuant to Article XIII.  On each Borrowing Date for a Multicurrency Advance to a Borrowing Subsidiary, each applicable Lender shall make available its Multicurrency Loan in accordance with its BSub Percentage for such Borrowing Subsidiary not later than noon, Local Time, at the Eurocurrency Payment Office of the Administrative Agent for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of such Eurocurrency Payment Office for such currency.

(d)           Unless the Administrative Agent has received written notice that any applicable condition specified in Article IV has not been satisfied with respect to a requested Advance, the Administrative Agent will make the funds received from the Lenders available to the applicable Borrower at the Administrative Agent’s aforesaid address.

2.11.        Changes in Interest Rate, etc.  Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from the date such Advance is made or is converted from a Eurocurrency Advance into a Floating Rate Advance to the date such Advance becomes due or is converted into a Eurocurrency Advance, at the Floating Rate for such day.  Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate.  Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from the first day of each Interest Period applicable thereto to the last day of such Interest Period at the Eurocurrency Rate determined by the Administrative Agent as applicable to such Eurocurrency Advance based upon the applicable Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof.

2.12.        Rates Applicable After Default.  Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.11, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to reductions in interest rates), declare that (a) no Advance denominated in Dollars may be made as, converted into or continued as a Eurocurrency Advance and/or (b) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and/or (c) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and/or (d) the Letter of Credit Fee Rate shall be increased by 2% per annum; provided that, during the continuance of a Default under Section (f) or (g) of Article VII, the interest rates set forth in clauses (b) and (c) above and the increase in the Letter of Credit Fee Rate set forth in clause (d) above shall be applicable to all applicable Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.

2.13.        Method of Payment.  (a)  Subject to clause (z) of the definition of Eligible Currency, each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made.  Except as set forth in the next sentence, all payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Company, by noon (Local Time) (or, in the case of Swingline Loans, 2:00 p.m. Local Time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders in accordance with their Pro Rata Shares.  All payments to be made by a Borrower hereunder in any currency other than Dollars shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Administrative Agent at its Eurocurrency Payment Office for such currency, and shall be applied ratably by the Administrative Agent among the Lenders in accordance with their respective Pro Rata Shares (or, in the case of any applicable Borrowing Subsidiary, their respective BSub Percentages).  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds received by the Administrative Agent.  During the continuance of a Default under clause (b) of Article VII, each Borrower authorizes the Administrative Agent to charge any account of such Borrower maintained with JPMCB or any of its Affiliates for each payment of principal, interest and fees as it becomes due hereunder.  The Administrative Agent will promptly notify the applicable Borrower of any such charge.

(b)           Notwithstanding the foregoing provisions of this Section, if, after the making of any Multicurrency Advance, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Advance was made (the “Original Currency”) no longer exists or the applicable Borrower is not able to make payment to the Administrative Agent for the account of the applicable Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that such Borrower take all risks of the imposition of any such currency control or exchange regulations.

2.14.        Evidence of Indebtedness.

(a)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)           The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made to each Borrower hereunder, the Agreed Currency and Type thereof and, if applicable, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder, (iii) the original stated amount of each Letter of Credit issued for the account of, and the amount of the LC Exposure with respect to, each Borrower at any time and (iv) the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof.

(c)           The entries maintained in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Obligations in accordance with their terms.

(d)           Any Lender may request that Loans made by it be evidenced by a promissory note (each a “Promissory Note”).  In such event, the Borrowers shall prepare, execute and deliver to such Lender a Promissory Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form approved by the Administrative Agent and the Company (such approval not to be unreasonably withheld).  Thereafter, the Loans evidenced by such Promissory Notes and interest thereon shall at all times (including after assignment pursuant to Section 12.1) be represented by one or more Promissory Notes in such form payable to the payee named therein (or, if such Promissory Note is a registered note, to such payee and its registered assigns).

2.15.        Telephonic Notices.  Each Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances in Dollars, effect selections of Agreed Currencies and Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of such Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices for Advances in Dollars and Conversion/Continuation Notices to be given telephonically.  Each Borrower agrees to deliver promptly to the Administrative Agent, upon request of the Administrative Agent or any Lender, a written confirmation (signed by an Authorized Officer) of each telephonic notice.  If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.  Notwithstanding the foregoing, all notices to JPMEL hereunder shall be in writing.

2.16.        Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the Second Restatement Date, on any date on which such Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity.  Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurocurrency Advance on a day other than a Payment Date shall be payable on the date of conversion.  Interest accrued on each Eurocurrency Advance shall be payable on the last day of each Interest Period therefor, on any date on which such Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity.  Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest, facility fees and Letter of Credit Fees shall be calculated for actual days elapsed on the basis of a 360-day year, except for interest on Loans denominated in British Pounds Sterling which shall be calculated for actual days elapsed on the basis of a 365-day or 366-day year, as applicable.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Local Time) (or, in the case of Swingline Loans, 2:00 p.m. Local Time) at the place of payment.  If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.17.        Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.  Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder.  The Administrative Agent will notify each Lender and the Company of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender and the Company prompt notice of each change in the Alternate Base Rate.

2.18.        Letters of Credit.

(a)           Issuance.  Each Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and documentary letters of credit denominated in Agreed

Currencies (each a “Letter of Credit”) and to renew, extend, increase, decrease or otherwise modify Letters of Credit (“Modify,” and each such action a “Modification”) from time to time from the Second Restatement Date to the Facility Termination Date upon the request of a Borrower; provided that immediately after any Letter of Credit is issued or Modified, (i) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment, (ii) the LC Exposure shall not exceed $100,000,000 and (iii) the aggregate Multicurrency Loans, Swingline Exposure not denominated in Dollars and LC Exposure not denominated in Dollars shall not exceed $100,000,000.  No Letter of Credit shall have an expiry date after the earlier of (x) five Business Days prior to the scheduled Facility Termination Date (unless such Letter of Credit is cash collateralized, on terms satisfactory to the applicable Issuer) and (y) the date that is one year after the date of issuance thereof (provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods not to extend beyond the date five (5) Business Days prior to the scheduled Facility Termination Date) (or if such Letter of Credit is cash collateralized, on terms satisfactory to the applicable Issuer, the date one year after such date).

(b)           Participations.  Upon the issuance or Modification by any Issuer of a Letter of Credit in accordance with this Section 2.18, the applicable Issuer shall be deemed, without further action by any Person, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any Person, to have unconditionally and irrevocably purchased from such Issuer, a participation in such Letter of Credit (and each Modification thereof) and the related LC Exposure in proportion to its Pro Rata Share.

(c)           Notice.  Subject to Section 2.18(a), the applicable Borrower shall give the applicable Issuer notice prior to 10:00 a.m. (Local Time) at least three Business Days (or such lesser period of time as such Issuer may agree in its sole discretion) prior to the proposed date of issuance or Modification of each Letter of Credit, specifying the beneficiary, the proposed date of issuance (or Modification), the currency in which such Letter of Credit is to be denominated (which shall be an Agreed Currency) and the expiry date of such Letter of Credit, and describing the proposed terms of such Letter of Credit and the nature of the transactions proposed to be supported thereby.  Upon receipt of such notice, the applicable Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Letter of Credit.  The issuance or Modification by an Issuer of any Letter of Credit shall, in addition to the conditions precedent set forth in Article IV for the issuance or Modification of any Letter of Credit (the satisfaction of which such Issuer shall have no duty to ascertain, it being understood, however, that such Issuer shall not issue any Letter of Credit if it has received written notice from any Borrower, the Administrative Agent or any Lender that any such condition precedent has not been satisfied), be subject to the conditions precedent that such Letter of Credit shall be satisfactory to such Issuer and that the applicable Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Letter of Credit as such Issuer shall have reasonably requested (each a “Letter of Credit Application”). In the event of any conflict between the terms of this Agreement and the terms of any Letter of Credit Application, the terms of this Agreement shall control.

(d)           Letter of Credit Fees.  Each Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Letter of Credit, a letter of credit fee (the “Letter of Credit Fee”) at a per annum rate equal to the Letter of Credit Fee Rate in effect from time to time on the outstanding daily maximum amount available to be drawn under such Letter of Credit (except as to documentary Letters of Credit, for which Letter of Credit Fees will be paid at a rate equal to 50% of the Letter of Credit Fee Rate), such fee to be payable in arrears on each Payment Date, on the Facility Termination Date and, after the Facility Termination Date (if applicable), on demand.  The Company shall also pay to each Issuer for its own account (x) a fronting fee in the amount agreed to by such Issuer and the Company from time to time, with such fee to be payable in arrears on each Payment Date, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Letters of Credit in accordance with such Issuer’s standard schedule for such charges as in effect from time to time.

(e)           Administration; Reimbursement by Lenders.  Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the applicable Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the applicable Borrower and each Lender of the amount to be paid by such Issuer as a result of such demand and the proposed payment date.  The responsibility of any Issuer to the applicable Borrower and each Lender shall be only to determine that the documents delivered under each Letter of Credit issued by it in connection with a demand for payment are in conformity in all material respects with such Letter of Credit.  Each Issuer shall endeavor to exercise the same care in its issuance and administration of Letters of Credit as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by such Issuer, each Lender shall, subject to Section 2.25, be unconditionally and irrevocably obligated, without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse such Issuer on demand for such Lender’s Pro Rata Share of the amount of each payment made by such Issuer under each Letter of Credit issued by it to the extent such amount is not reimbursed by the Borrowers pursuant to Section 2.18(f), plus interest on the foregoing amount, for each day from the date of the applicable payment by such Issuer to the date on which such Issuer is reimbursed by such Lender for its Pro Rata Share thereof, at a rate per annum equal to the Federal Funds Effective Rate or, beginning on third Business Day after demand for such amount by such Issuer, the rate applicable to Floating Rate Advances.

(f)            Reimbursement by Borrowers.  If any Issuer shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse the applicable Issuer by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if such Borrower or the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by such Borrower or the Company prior to such time on such date, then not later than 12:00 noon, Local Time, on the Business Day immediately following the day that such Borrower or the Company receives such notice.  The obligation of the applicable Borrower to so reimburse the applicable Issuer shall be irrevocable and unconditional and such reimbursement shall be made without presentment, demand, protest or other formalities of any kind; provided that such Borrower shall not be precluded from asserting any claim for direct (but not consequential) damages suffered by such Borrower to the extent, but only to the extent, caused by the willful misconduct or gross negligence of such Issuer in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or such Issuer’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit.  All such amounts paid by an Issuer and remaining unpaid by a Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate applicable to Floating Rate Advances.  Each Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from a Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Letter of Credit issued by such Issuer, but only to the extent such Lender made payment to such Issuer in respect of such Letter of Credit pursuant to Section 2.18(e).

(g)           Obligations Absolute.  The Borrowers’ obligations under this Section 2.18 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower may have or have had against any Issuer, any Lender or any beneficiary of a Letter of Credit.  The Borrowers further agree with the Issuers and the Lenders that neither any Issuer nor any Lender shall be responsible for, and no Borrower’s Reimbursement Obligation in respect of any Letter of Credit shall be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among any Borrower, any of its Affiliates, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred or any claims or defenses whatsoever of any Borrower or of any of its Affiliates against the beneficiary of any Letter of Credit or any such transferee.  No Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit issued by it.  Each Borrower agrees that any action taken or omitted by any Issuer or any Lender under or in connection with any Letter of Credit issued for the account of such Borrower and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon such Borrower and shall not put any Issuer or any Lender under any liability to such Borrower.  Nothing in this Section 2.18(g) is intended to limit the right of any Borrower to make a claim against any Issuer for damages as contemplated by the proviso to the second sentence of Section 2.18(f).

(h)           Actions of Issuers.  Each Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Issuer.  Each Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.18, each Issuer shall, with respect to any Lender, in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holder of a participation in any Letter of Credit issued by such Issuer.

(i)            Indemnification.  The Borrowers jointly and severally agree to indemnify and hold harmless each Lender, each Issuer and the Administrative Agent, and their respective Related Parties, from and against any and all claims and damages, losses, liabilities, costs or expenses which such Person may incur (or which may be claimed against such Person by any other Person) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including any claims, damages, losses, liabilities, costs or expenses which any Issuer may incur by reason of or in connection with the failure of any other Lender to fulfill or comply with its obligations to such Issuer hereunder (but nothing herein contained shall affect any right any Borrower may have against any Defaulting Lender) or by reason of or on account of such Issuer issuing any Letter of Credit which specifies that the term “Beneficiary” therein includes any successor by operation of law of the named Beneficiary, but which Letter of Credit does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such Issuer, evidencing the appointment of such successor Beneficiary; provided that the foregoing indemnification obligations shall be subject to the limitations set forth in the second parenthetical of Section 9.6(b); provided further that the Borrowers may have a claim against an Issuer, and an Issuer may be liable to a Borrower, to the extent, but only to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower caused by (x) the willful misconduct or gross negligence of any Issuer in determining whether a request presented under any Letter of Credit issued by such Issuer complied with the terms of such Letter of Credit or (y) any Issuer’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit.  Nothing in this Section 2.18(i) is intended to limit the obligations of the Borrowers under any other provision of this Agreement.

(j)            Lenders’ Indemnification.  Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify each Issuer and its Related Parties (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and charges), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or such Issuer’s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit) that such indemnitees may suffer or incur in connection with this Section 2.18 or any action taken or omitted by such indemnitees hereunder.

(k)           LC Collateral Account.  Each Borrower agrees that it will establish on the Facility Termination Date (or on such earlier date as may be required pursuant to Section 8.1), and thereafter maintain so long as any Letter of Credit issued for the account of such Borrower is outstanding or any amount is payable to any Issuer or the Lenders in respect of any such Letter of Credit, a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (each an “LC Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders, and in which such Borrower shall have no interest other than as set forth in Section 8.1.  Each Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the Issuers, a security interest in all of such Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the applicable LC Collateral

Account, to secure the prompt and complete payment and performance of the Obligations of such Borrower.  The Administrative Agent will invest any funds on deposit from time to time in any LC Collateral Account in certificates of deposit of JPMCB having a maturity not exceeding 30 days.  If funds are deposited in an LC Collateral Account pursuant to Section 2.7.3 or 2.7.4 and the provisions of Section 8.1 are not applicable, then the Administrative Agent shall release from the LC Collateral Account to the applicable Borrower, upon the expiration or termination of, or any reduction in the amount available under, any applicable Letter of Credit, an amount equal to the excess (if any) of all funds in such LC Collateral Account over the LC Exposure with respect to such Borrower.

(l)            Rights as a Lender.  In its capacity as a Lender, each Issuer shall have the same rights and obligations as any other Lender (other than the Swingline Lender in its capacity as such).

2.19.        Swingline Loans.

(a)           Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time until the Facility Termination Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Dollar Amount of $50,000,000 or (ii) the sum of the Aggregate Outstanding Credit Exposures exceeding the Aggregate Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)           To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 2:00 p.m., Local Time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.

(c)           The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Pro Rata Share of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Share of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the

Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.10 with respect to Loans made by such Lender (and Section 2.10 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

2.20.        Lending Installations.  Each Lender will book its Loans at the appropriate Lending Installation listed on its Administrative Questionnaire or such other Lending Installation designated by such Lender in accordance with the final sentence of this Section 2.20.  All terms of this Agreement shall apply to any such Lending Installation and the Loans issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation.  Each Lender may, by written notice to the Administrative Agent and the Company in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.21.        Non-Receipt of Funds by the Administrative Agent.  Unless a Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of a Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or such Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan; or (ii) in the case of payment by a Lender, (x) for the first three Business Days after demand, (I) if such payment is denominated in Dollars, the Federal Funds Effective Rate, (II) if such payment is denominated in Euros or British Pounds Sterling, the applicable Eurocurrency Reference Rate, or (III) if such payment is denominated in any other currency, the rate determined by the Administrative Agent to be its costs of funds for such currency (including overdraft charges levied by any relevant correspondent bank and any other taxes, levies, imposts, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent in connection with obtaining such currency), and (y) thereafter (in each case), the interest rate applicable to the relevant Loan.

2.22.        Market Disruption.  Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Advance in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent or the Required Lenders make it impracticable for the Eurocurrency Loans comprising such Advance to be denominated in the Agreed Currency specified by the applicable Borrower, then the Administrative Agent shall forthwith give notice thereof to the Borrowers and the Lenders, and such Loans shall not be denominated in such Agreed Currency but shall, subject to satisfaction of all applicable conditions in Article IV, be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be, as Floating Rate Loans, unless the applicable Borrower notifies the Administrative Agent at least one Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount approximately equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be.

2.23.        Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from a Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main Chicago office on the Business Day preceding that on which final, non-appealable judgment is given.  The obligations of the Borrowers in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrowers jointly and severally agree, to the fullest extent that they may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such

Lender under Section 11.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrowers.

2.24.        Borrowing Subsidiaries; Company as agent for Borrowing Subsidiaries.

(a)           The Company may designate any Subsidiary as a Borrowing Subsidiary; provided that (i) the Company shall give the Administrative Agent (which shall promptly notify each Lender) not less than 10 days’ notice of such proposed designation of a Borrowing Subsidiary, (ii) no Subsidiary may become a Borrowing Subsidiary without the written consent (not to be unreasonably withheld) of the Administrative Agent (which consent, if granted, may limit (which limit may from time to time be modified by the Administrative Agent at the request of the Company) the portion of the Aggregate Commitment that will be made available to, or place other conditions on Loans to, such Borrowing Subsidiary) and (iii) if any Lender determines in good faith and notifies the Administrative Agent that lending to such proposed Borrowing Subsidiary would be illegal, impossible or impractical for such Lender or would result in costs or expenses for which such Lender would not be indemnified by the proposed Borrowing Subsidiary or the Company pursuant hereto, or the Company determines in good faith and notifies the Administrative Agent that Loans to such proposed Borrowing Subsidiary by any Lender would result in payments pursuant to Section 3.1 or 3.4 that are materially in excess of the payments that would be made to the other Lenders pursuant to such Sections, then (x) the applicable Lender shall have no obligation to (and at the Company’s request will not) make Loans to such Borrowing Subsidiary and (y) the applicable Borrowing Subsidiary Agreement shall specify which Lenders are to be BSub Lenders with respect to such Borrowing Subsidiary and the amount of the applicable BSub Commitments of such Lenders (which, absent agreement to the contrary among the Company, the applicable BSub Lenders and the Administrative Agent, shall be equal to the percentage that the amount of such BSub Lenders’ Commitments is of the aggregate amount of the Commitments of all Lenders that will be BSub Lenders with respect to such Borrowing Subsidiary).  Subject to the foregoing, upon delivery to the Administrative Agent of a Borrowing Subsidiary Agreement signed by the Company and the proposed Borrowing Subsidiary, and the Administrative Agent’s consent thereto (not to be unreasonably withheld), the applicable Subsidiary shall become a Borrowing Subsidiary and a party to this Agreement.

(b)           Any Borrowing Subsidiary shall cease to be a Borrowing Subsidiary hereunder if such Borrowing Subsidiary and the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination in the form of Exhibit E-2; provided that at such time no Multicurrency Loans made to, or Letters of Credit issued for the account of, such Borrowing Subsidiary are then outstanding.

(c)           Each Borrowing Subsidiary hereby irrevocably appoints and authorizes the Company to take such action and deliver and receive notices hereunder as agent on its behalf and to exercise such powers under this Agreement as are delegated to it by the terms hereof, together with all such powers as are reasonably incidental thereto.  In furtherance of and not in limitation of the foregoing, for administrative convenience of the parties hereto, the Administrative Agent and the Lenders shall send all notices and communications to be sent to any Borrowing Subsidiary solely to the Company and may rely solely upon the Company to receive all such notices and other communications for and on behalf of each Borrowing Subsidiary.  No Person other than the Company (and its authorized officers and employees) may act as agent for any Borrowing Subsidiary hereunder without the written consent of the Administrative Agent.

(d)           Notwithstanding the requirements of Section 2.24(a) above, the parties agree that upon the Effective Date the Existing Borrowing Subsidiaries shall be Borrowing Subsidiaries hereunder in accordance with the terms of their respective Amended and Restated Borrowing Subsidiary Agreements delivered pursuant to Section 4.1(g).

2.25.        Effect of Participation Funding Notice.

(a)           Each Lender that is not a BSub Lender with respect to any Borrowing Subsidiary agrees that it shall at all times have a participation in and acknowledges that it is irrevocably and unconditionally obligated, upon receipt of notice that the Administrative Agent has received a Participation Funding Notice, to fund (or to cause an Affiliate to fund) its participation in, (i) its Pro Rata Share of all Loans to such Borrowing Subsidiary.

(b)           The Administrative Agent shall promptly notify each Lender of its receipt of a Participation Funding Notice.  Promptly upon receipt of such Participation Funding Notice, (i) each Lender that is not a BSub Lender with respect to any Borrowing Subsidiary shall (or shall cause an Affiliate to) make available to the Administrative Agent for the account of the BSub Lenders with respect to such Borrowing Subsidiary an amount in each applicable currency and in immediately available funds equal to its Pro Rata Share of all outstanding Loans to such Borrowing Subsidiary.  If any Lender so notified fails to make available to the Administrative Agent for the account of the applicable other Lenders the full amount of such Lender’s participations in all applicable Loans by 12:00 noon, Local Time, on the Business Day following its receipt of such notice from the Administrative Agent (or two Business Days following receipt of such notice if such notice is received after 12:00 noon, Local Time, on any Business Day), then interest shall accrue on such Lender’s obligation to fund such participations, from the date such obligation became due to the date such Lender pays such obligations in full, at a rate per annum equal to the Federal Funds Rate in effect from time to time (or a comparable rate determined by the Administrative Agent to be appropriate for the applicable currency) plus, beginning three Business Days after such amount was due, 2%.  The Administrative Agent shall promptly distribute to each Lender an amount equal to its applicable share of the amount received from any other Lender to fund its participation in the Loans of such Lender together with its applicable share of any interest received from such other Lender pursuant to the previous sentence, in the same funds as those received by the Administrative Agent.

(c)           From and after the date on which the Administrative Agent has received a Participation Funding Notice, all funds received by the Administrative Agent in payment of any Loan and interest thereon shall be distributed by the Administrative Agent, in the same funds as those received by the Administrative Agent, to all Lenders in accordance with their respective Pro Rata Shares (i.e., giving effect to the funding of participations pursuant to this Section 2.25), except that any such funds otherwise payable to any Lender that has not funded its participations as provided herein shall be distributed ratably to the other Lenders until such participations have been funded.

(d)           Each Lender’s obligation to purchase participation interests in Loans pursuant to this Section 2.25 shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, any other Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Unmatured Default, (iii) any adverse change in the condition (financial or otherwise) of any Borrower or any other Person, (iv) any breach of this Agreement by any Borrower or any other Lender, (v) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which any participation interest in any Loan is to be purchased or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.26.        Funding of Participations in Dollars.  Any Lender may fund its purchase of a participation in any Letter of Credit denominated in any currency other than Dollars, by delivering to the Administrative Agent on the date such participation is to be funded an amount in Dollars equal to the sum of (a) the amount necessary for the Administrative Agent to purchase on such date in accordance with its customary procedures an amount in the applicable currency sufficient to fund such Lender’s required participation payment plus (b) the reasonable and customary costs, fees and expenses of the Administrative Agent in making such purchase.

2.27.        Defaulting Lenders.  Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.5.1;

(b)           the Commitment and Outstanding Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.2), provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c)           if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)            all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all non-Defaulting Lenders’ Outstanding Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the respective Credit Extensions of each non-Defaulting Lender do not, after giving effect to such reallocation, exceed such non-Defaulting Lender’s Commitment;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the

Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the applicable Issuer only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.18(k) for so long as such LC Exposure is outstanding;

(iii)          if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.18(d) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)          if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.18(d) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Share; and

(v)           if all or any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuer or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.18(d) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuer until such LC Exposure is cash collateralized and/or reallocated; and

(d)           so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuers shall not be required to issue, extend the expiry of or increase the amount of any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Swingline Exposure and LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.27(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.27(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the Second Restatement Date and for so long as such event shall continue or (ii) the Swingline Lender or any Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuers shall not be required to issue, amend to extend the expiry of or increase the amount of any Letter of Credit, unless the Swingline Lender or the Issuers, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuers, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and each Issuer each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.

ARTICLE III
YIELD PROTECTION; TAXES

3.1.          Yield Protection.

(a)           If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate or Associated Costs Rate, as applicable) or any Issuer;

(ii)           impose on any Lender or any Issuer or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)          subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes and (B) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes));

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuer or such other Recipient hereunder (whether of principal, interest or otherwise), then the Company will pay (or cause the applicable Borrower to pay) to such Lender, such Issuer or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuer or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered, so long as such Lender’s, Issuer’s or other Recipient’s demand for such payment is substantially consistent with demands made by such Person with similarly situated customers of such Person under agreements having provisions similar to this Section 3.1(a).

(b)           If any Lender or any Issuer determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuer’s capital or on the capital of such Lender’s or such Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuer, to a level below that which such Lender or such Issuer or such Lender’s or such Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuer’s policies and the policies of such Lender’s or such Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Borrower to pay) to such Lender or such Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuer or such Lender’s or such Issuer’s holding company for any such reduction suffered, so long as such Lender’s or Issuer’s demand is substantially consistent with demands made by such Person with similarly situated customers of such Person under agreements having provisions similar to this Section 3.1(b).

(c)           A certificate of a Lender or an Issuer setting forth a reasonably detailed calculation of the amount or amounts necessary to compensate such Lender or such Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent demonstrable error.  The Company shall pay (or cause the applicable Borrower to pay) such Lender or such Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender or any Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuer’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or an Issuer pursuant to this Section for any increased costs, reductions or other amounts incurred or made more than 90 days prior to the date that such Lender or such Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs, reductions or other amounts and of such Lender’s or such Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs, reductions or other amounts is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.2.          Availability of Types of Advances.  If any Lender determines that maintenance of its Eurocurrency Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type, currency and maturity appropriate to match fund Eurocurrency Advances are not available or (ii) the interest rate applicable to Eurocurrency Advances does not accurately reflect the cost of making or maintaining Eurocurrency Advances, then the Administrative Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be repaid or, in the case of Advances to the Company, converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.3.  The Administrative Agent agrees to provide prompt written notice to the Company at such time as the circumstances underlying any notice delivered to the Borrower pursuant to the immediately preceding sentence cease to exist, and, upon such circumstances ceasing to exist, the suspension of the availability of Eurocurrency Advances shall terminate.

3.3.          Funding Indemnification.  If any payment of a Eurocurrency Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Advance is not made on the date specified by the applicable Borrower for any reason other than default by the Lenders, the Borrowers will jointly and severally indemnify each Lender for any loss or cost incurred by it resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurocurrency Advance.

3.4.          Taxes.

(a)           Withholding of Taxes; Gross-Up.  Each payment by or on account of any Borrower under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law.  If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by such Borrower shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)           Payment of Other Taxes by Borrower.  Each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)           Indemnification by the Borrower.  The Borrowers shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are withheld or deducted on payments to, or paid or payable by, such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 3.4(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 3.4(d) shall be paid within 10 days after the Recipient delivers to any Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing in reasonable detail the basis for and computation of the indemnification claim.  Such certificate shall be conclusive of the amount so paid or payable absent demonstrable error.  Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e)           Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting or expanding the obligation of the Borrowers to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 3.4(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)            Status of Lenders.

(i)            Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding.  In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements.  In the case of a Lender receiving payments hereunder from a UK Borrower, such Lender will be deemed to have complied with the preceding two sentences where it has, on or before the Second Restatement Date (or in the case of a Lender that becomes a party to this Agreement after the Second Restatement Date, on or before that Lender becomes a party hereto) provided to the Company or the Administrative Agent its scheme reference number under the HMRC DT Treaty Passport Scheme and its jurisdiction of tax residence as an indication that it wishes such scheme to apply to this Agreement.  Where a Lender provides such indication, any UK Borrower to whom that Lender is making available Loans, shall file a duly completed form DTTP2 in respect of such Lender within 30 days of the Second Restatement Date (or the date such Lender became a party to this Agreement, if later).  Notwithstanding anything to the contrary in the preceding sentences of this paragraph, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(f)(ii)(A) through (F) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Upon the reasonable request of the Company or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 3.4(f).  If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly upon request from the Company or the Administrative Agent (other than in the case of inaccuracy, in which case, immediately upon such Lender becoming aware of the inaccuracy) notify the Company and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)           Without limiting the generality of the foregoing, if any Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to the Company and the Administrative Agent (in such number of copies reasonably requested by the Company and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)          in the case of a Lender that is other than a Non-U.S. Lender, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)           in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)           in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with the conduct of a trade or business in the United States by such Lender (or, in the event that such Lender is a Disregarded Entity, by the owner of such Lender), IRS Form W-8ECI;

(D)          in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit F (a “U.S. Tax Certificate”) to the effect that such Lender (or, in the event that such Lender is a Disregarded Entity, the owner of such Lender) is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)           in the case of a Non-U.S. Lender (or, in the event that the Non-U.S. Lender is a Disregarded Entity, the owner of such Non-U.S. Lender) that (for U.S. federal income Tax purposes) is not the beneficial owner of payments made under a Loan Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)           any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Company or the

Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)          If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 3.4(f)(iii) (but, for the avoidance of doubt, not for the purposes of the definition of “Excluded Taxes”), “FATCA” shall include any amendments made to FATCA after the Second Restatement Date, whether or not such amendments are included in the definition set forth in Article I.

(g)           Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including additional amounts paid pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 3.4(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 3.4(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 3.4(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)           Survival.  Each party’s obligations under this Section 3.4 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

(i)            Issuers.  For purposes of Section 3.4(e) and (f), the term “Lender” includes any Issuer.

3.5.          Lender Statements; Survival of Indemnity.  To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.3 and 3.4 or to avoid the unavailability of Eurocurrency Advances under Section 3.2, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender.  Contemporaneously with any demand for payment thereunder, each Lender and each Issuer shall deliver a written statement to the Company (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.3 or 3.4.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender or such Issuer determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of demonstrable error.  Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though the applicable Lender funded its Eurocurrency Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender or any Issuer shall be payable within ten (10) days after demand and receipt by the Company of such written statement.  The obligations of the Borrowers under Sections 3.1, 3.3 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

3.6.          Replacement of Lenders.  If (i) any Lender requests compensation under Section 3.1 or invokes Section 3.2, (ii) the Company is required to pay any additional amount pursuant to Section 3.3 or 3.4, or (iii) any Lender shall become a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.1), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.3 or 3.4, such assignment will result in a reduction in such compensation or payments.

ARTICLE IV
CONDITIONS PRECEDENT TO EFFECTIVENESS AND CREDIT EXTENSIONS

4.1.          Effectiveness.  This Agreement shall become effective on the date (the “Effective Date”) on which (i) the Company has furnished to the Administrative Agent each of the following documents and (ii) each of the following events shall have occurred, as applicable:

(a)           Copies of the articles or certificate of incorporation (or similar formation documents) of the Company, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of formation, as well as any other information requested by the Administrative Agent or any Lender and required by Section 326 of the USA Patriot Act or necessary for the Administrative Agent or any Lender to verify the identity of the Company as required by Section 326 of the USA Patriot Act.

(b)           Copies, certified by the Secretary or an Assistant Secretary of the Company, of its by-laws and of the resolutions of its board of directors and of necessary resolutions or actions of any other body authorizing the Company’s execution of the Loan Documents to which the Company is a party.

(c)           An incumbency certificate, executed by the Secretary or an Assistant Secretary of the Company, which shall identify by name and title and bear the signatures of the Authorized Officers executing one or more of the Loan Documents delivered in connection with the Effective Date and any other officers of the Company authorized to sign the Loan Documents to which the Company is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company.

(d)           A certificate, signed by the chief financial officer of the Company, stating that on the Effective Date (i) no Default or Unmatured Default has occurred and is continuing, and (ii) the representations and warranties contained in Article V are true and correct.

(e)           A written opinion of Foley & Lardner LLP, counsel to the Company, addressed to the Administrative Agent and the Lenders and in form and in substance reasonably acceptable to the Administrative Agent.

(f)            Certified copies of all required consents and approvals from third parties, including governmental approvals, with respect to the execution and delivery by the Company of, and the performance by the Company of its obligations under, each Loan Document to which it is a party.

(g)           An Amended and Restated Borrowing Subsidiary Agreement, in substantially the form of Exhibit C, duly executed by each Existing Borrowing Subsidiary.

(h)           All principal, interest, fees and other amounts owing by the Company and any Subsidiary Borrowers under the Existing Credit Agreement shall have been (or shall substantially contemporaneously be) repaid in full.

(i)            All requisite consents of the “Lenders” under the Existing Credit Agreement to the amendment and restatement of the Existing Credit Agreement shall have been obtained on terms reasonably satisfactory to the Administrative Agent.

(j)            The Lenders, the Administrative Agent and the Lead Arrangers shall have received all fees required to be paid by the Company on or before the Effective Date and all reasonable out-of-pocket expenses required to be paid by the Company on or before the Effective Date for which invoices have been presented to the Company reasonably in advance of the Effective Date.

(k)           The Lenders shall have received (i) reasonably satisfactory audited consolidated financial statements of the Company for the two most recently ended fiscal years as to which such financial statements are available and (ii) reasonably satisfactory unaudited interim consolidated financial statements of the Company for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are publicly available as of the Effective Date.

(l)            The Borrowers shall have duly executed and delivered to the Administrative Agent Promissory Notes payable to each Lender which has requested a Promissory Note in the amount of its respective Commitment.

(m)          Such other documents as the Administrative Agent or any Lender or its counsel may have reasonably requested.

Notwithstanding the foregoing, the obligations of the Lenders to make Loans and the Issuers to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 8.2) at or prior to 2:00 p.m., New York City time, on August 30, 2011.  The Administrative Agent shall promptly notify the Company and the Lenders of the occurrence of the Effective Date, which notice shall be conclusive and binding.

4.2.          Each Credit Extension.  The Lenders and Issuers shall not be required to make any Credit Extension unless the conditions set forth in Section 4.1 have been satisfied and on the applicable Borrowing Date or issuance date:

(a)           There exists no Default or Unmatured Default at the time of or immediately after giving effect to such Credit Extension.

(b)           The representations and warranties contained in Article V (other than the representations and warranties in Sections 5.4 and 5.5) are true and correct as of such Borrowing Date or issuance date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

Each delivery of a Borrowing Notice and each request for the issuance of a Letter of Credit shall constitute a representation and warranty by the applicable Borrower (and, if the Company is not the Borrower, by the Company) that the conditions contained in Sections 4.2(a) and (b) have been satisfied on and as of the date of such Borrowing Notice or request for the issuance or Modification of a Letter of Credit.

4.3.          Initial Loans to a Borrowing Subsidiary.  The Lenders shall not be required to make Loans to any Borrowing Subsidiary unless (i) the conditions precedent set forth in Sections 4.1 and 4.2 have been satisfied and (ii) such Borrowing Subsidiary has furnished to the Administrative Agent:

(a)           Copies of the articles or certificate of incorporation (or similar formation documents) of such Borrowing Subsidiary, together with all amendments, and (to the extent applicable) a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of formation, as well as any other information requested by the Administrative Agent or any Lender and required by Section 326 of the USA Patriot Act or necessary for the

Administrative Agent or any Lender to verify the identity of such Borrowing Subsidiary as required by Section 326 of the USA Patriot Act.

(b)           Copies, certified by the Secretary, Assistant Secretary or another authorized representative of such Borrowing Subsidiary, of its by-laws (or similar governing document) and of the resolutions of its board of directors (or similar governing body) and of necessary resolutions or actions of any other body authorizing such Borrowing Subsidiary’s execution of the Loan Documents to which such Borrowing Subsidiary is a party.

(c)           An incumbency certificate, executed by the Secretary, Assistant Secretary or other authorized representative of such Borrowing Subsidiary, which shall identify by name and title and bear the signatures of the officers, directors or other representatives of such Borrowing Subsidiary authorized to sign the Loan Documents to which such Borrowing Subsidiary is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Borrowing Subsidiary.

(d)           A written opinion of U.S. counsel (and if requested by the Administrative Agent, applicable foreign counsel) to such Borrowing Subsidiary, addressed to the Administrative Agent and the Lenders, which counsel shall be reasonably acceptable to the Administrative Agent and which opinion shall be in form and substance reasonably acceptable to the Administrative Agent.

(e)           Certified copies of all required consents and approvals from third parties, including governmental approvals, with respect to the execution and delivery by such Borrowing Subsidiary of, and the performance by such Borrowing Subsidiary of its obligations under, the Loan Documents to which it is a party.

(f)            Such other documents as any Lender or its counsel may have reasonably requested.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Company and, to the extent applicable, the other Borrowers represent and warrant to the Lenders that:

5.1.          Corporate Existence and Power.  Each of the Company and each Material Subsidiary is duly organized, validly existing, and in good standing (or the equivalent), under the laws of the jurisdiction of its formation, has all corporate or other entity power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified and in good standing (or the equivalent) in each other jurisdiction in which the failure to be so qualified or in good standing (or the equivalent) would reasonably be expected to have a Material Adverse Effect.

5.2.          Corporate Authorization.  The execution, delivery and performance by each Borrower of any Loan Document to which such Borrower is a party are within such Borrower’s corporate or other entity power, have been duly authorized by all necessary corporate or other entity action and will not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate or articles of incorporation (or similar formation document)

or by-laws (or similar governing document) of such Borrower or of any judgment, order, decree, agreement or instrument binding on such Borrower or result in the creation of any Lien upon any of its property or assets (other than any Lien created pursuant to the Loan Documents).

5.3.          Binding Effect.  This Agreement constitutes, and the other Loan Documents to which any Borrower is party when duly executed on behalf of such Borrower and delivered in accordance with this Agreement will constitute, the valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws of general applicability relating to or limiting creditors’ rights generally or by general equity principles.

5.4.          Financial Statements.

(a)           The consolidated balance sheet of the Company and its Consolidated Subsidiaries as at December 31, 2010 and the related consolidated statements of income and cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended, certified by PriceWaterhouseCoopers, LLP, certified public accountants, and set forth in the Company’s 2010 Form 10-K, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries at such date and the consolidated results of operations for such fiscal year.

(b)           No material adverse change has occurred in the financial position, results of operations or business of the Company and its Consolidated Subsidiaries taken as a whole since December 31, 2010.

5.5.          Litigation.  There are no actions, suits or proceedings pending against or, to the knowledge of the Company, threatened against the Company or any Subsidiary in any court or before or by any governmental department, agency or instrumentality, which have a reasonable likelihood of adverse determination, and such adverse determination could reasonably be expected to have a Material Adverse Effect.

5.6.          Taxes.  The Company and each of its Subsidiaries has filed (or has obtained extensions of the time by which it is required to file) all United States federal income tax returns and all other material tax returns required to be filed by it and has paid all taxes shown due on the returns so filed as well as all other taxes, assessments and governmental charges which have become due, except (a) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided, (b) taxes which are not overdue by more than thirty (30) days and (c) other taxes that do not at any time exceed $5,000,000 in the aggregate.

5.7.          Governmental and other Approvals.  No approval, consent or authorization of or filing or registration with any Governmental Authority or body is necessary for the execution, delivery or performance by any Borrower of this Agreement or the other Loan Documents to which such Borrower is a party or for the performance by such Borrower of any of the terms or conditions hereof or thereof, except for such approvals, consents or authorizations (copies of which have been delivered to the Lenders) as have been obtained and are in full force and effect, any filing or registration that may be necessary to perfect any Lien created pursuant to any Loan Document and any informational filing with the Securities and Exchange Commission.

5.8.          Compliance with ERISA.  Each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Code, and has not incurred liabilities which are due and payable to the PBGC or a Plan under the Code or Title IV of ERISA, other than failures to fund or comply or the incurrence of liabilities to the PBGC or any Plan that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.9.          Environmental Matters.  In the ordinary course of its business, the Company conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs.  On the basis of such review, the Company has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

5.10.        Investment Company Act.  Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

5.11.        Regulation U.  No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock.

5.12.        Accuracy of Disclosure.  All written information (other than projections, estimates, budgets, forward-looking statements or general market data) heretofore or contemporaneously herewith furnished by the Company or any Subsidiary to the Administrative Agent or any Lender about the Company and its Subsidiaries for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information (other than projections, estimates, budgets, forward-looking statements or general market data) hereafter furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be, when taken as a whole, true and accurate in every material respect on the date as of which such written information is dated or certified, and none of such written information is or will be incomplete by omitting to state any material fact necessary to make such information not materially misleading in light of the circumstances under which made.  With respect to any projections, estimates, budgets, forward-looking statements or general market data heretofore or contemporaneously herewith furnished by the Company or any Subsidiary to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby, the Company hereby confirms that such materials have been or will be prepared in good faith based upon assumptions believed by senior management of the Company to be reasonable at the time made.  The Lenders understand that actual results for the period or periods covered by any such projections and forecasts will likely differ from projected or forecasted results.  Any information provided by the Company or a Subsidiary with respect to any Person or assets acquired or to be acquired by the Company or any Subsidiary will, for all periods prior to the consummation of the acquisition, be limited to the knowledge of the Company or the acquiring Subsidiary after due inquiry.

5.13.        No Burdensome Restrictions.  Neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI
COVENANTS

For so long as any Commitments remain in effect and/or any Obligations remain outstanding (other than contingent Obligations that are not due and payable and any Obligations supported by cash collateral), unless the Required Lenders shall otherwise consent in writing:

6.1.          Financial Statements.  The Company will deliver, or cause to be delivered, to each of the Lenders:

(a)           as soon as available and in any event within 120 days after the end of each fiscal year of the Company (or, if earlier, 30 days after the date customarily required to be filed by the Company with the Securities and Exchange Commission), a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such year, and consolidated statements of income and cash flows of the Company and its Consolidated Subsidiaries for such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by PriceWaterhouseCoopers, LLP or other independent certified public accountants of nationally recognized standing;

(b)           as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company (or, if earlier, 15 days after the date required to be filed by the Company with the Securities and Exchange Commission), a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such quarter and the related consolidated statements of income and cash flow of the Company and its Consolidated Subsidiaries for such quarter and for the portion of the Company’s fiscal year ended at the end of such quarter setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company’s previous fiscal year, all certified (subject to normal year-end adjustments and the absence of one or more footnotes) as to fairness of presentation and generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Company;

(c)           simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Company in substantially the form of Exhibit A (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Sections 6.9 and 6.10 on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Default or Unmatured Default and, if any

Default or Unmatured Default exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(d)           forthwith upon the occurrence of any Default or Unmatured Default of which a senior executive officer of the Company has knowledge, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(e)           promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

(f)            promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Company shall have filed with the Securities and Exchange Commission;

(g)           if and when any member of the Controlled Group (i) receives notice of complete or partial withdrawal liability or liabilities aggregating in excess of $20,000,000 under Title IV of ERISA, a copy of such notice; or (ii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $20,000,000, a copy of such notice;

(h)           if at any time the value of all “margin stock” (as defined in Regulation U) owned by the Company and its Consolidated Subsidiaries exceeds (or would, following application of the proceeds of an intended Credit Extension hereunder, exceed) 25% of the value of the total assets of the Company and its Consolidated Subsidiaries, in each case as reasonably determined by the Company, prompt notice of such fact and, promptly upon the request of any Lender thereafter, a duly completed statement of purpose on Form U-1 for each Lender together with such other information or documents as each Lender may be required to obtain under Regulation U in connection with this Agreement; and

(i)            from time to time such additional information regarding the financial position or business of the Company or any Subsidiary as the Administrative Agent at the request of any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.4 or Section 6.1(a), (b), (f) or (g) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent (which shall notify each Lender) of the posting of any such document and, promptly upon request by the Administrative Agent, provide to the Administrative Agent by electronic mail an electronic version (i.e., a soft copy) of any such document specifically requested by the Administrative Agent.  The Administrative Agent

shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.2.          Maintenance of Existence.  Except as permitted by Section 6.12, (a) the Company will, and will cause each other Borrower to, preserve and maintain its corporate existence and (b) the Company will cause each Subsidiary to preserve and maintain its corporate or other entity existence except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.3.          Books and Records; Maintenance of Properties; Inspections.

(a)           The Company will keep, and will cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the Company to prepare its financial statements in accordance with GAAP.

(b)           The Company will, and will cause each Subsidiary to, keep all of its properties necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and will permit representatives of the Lenders to inspect such properties, and to examine and make extracts from the books and records of the Company or any Subsidiary, during normal business hours and upon reasonable prior notice, it being understood that, except during the continuance of a Default, the costs and expenses of the Lenders and their representatives associated with any such inspection or visitation shall be borne by the Lenders.

6.4.          Compliance with Laws.  The Company will, and will cause each Subsidiary to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental body or regulatory agency having jurisdiction, a breach of which could reasonably be expected to have a material adverse effect on the consolidated financial condition or the business taken as a whole of the Company and its Subsidiaries, except where contested in good faith and by proper proceedings.

6.5.          Notice of Proceedings; Notice of Default.  The Company will promptly give notice in writing to the Administrative Agent of all litigation, arbitral proceedings and regulatory proceedings pending against the Company or any Subsidiary or the property of the Company or any Subsidiary, except litigation or proceedings that could not reasonably be expected to materially and adversely affect the consolidated financial condition or the business taken as a whole of the Company and its Subsidiaries.

6.6.          Use of Proceeds.  The Company will, and will cause each other Borrower to, use the proceeds of the applicable Credit Extensions for commercial paper back-up and other general company purposes of the Company and its Subsidiaries (including non-hostile acquisitions to the extent permitted hereunder and refinancing Debt under the Existing Credit Agreement).  The Company will not, and will not permit any other Borrower to, use any part of the proceeds of any Credit Extension hereunder to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.  If requested by any Lender, the

Company will, and will cause each Borrowing Subsidiary to, furnish to any Lender in connection with any Loan hereunder a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

6.7.          Payment of Taxes.  The Company will, and will cause each Subsidiary to, pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except taxes, assessments, charges or levies (a) the payment of which is being contested in good faith and by proper proceedings and against which it is maintaining adequate reserves or (b) that do not at any time exceed $5,000,000 in the aggregate.

6.8.          Insurance.  The Company will, and will cause each Material Subsidiary to, maintain insurance with responsible companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Company and its Material Subsidiaries operate; provided that self-insurance of risks and in amounts customary in the industry of the Company and its Material Subsidiaries shall be permitted.

6.9.          Maximum Consolidated Debt to Total Capital Ratio.  The Company will not permit the ratio of Consolidated Debt to Total Capital (expressed as a percentage) to exceed 55% at any time.

6.10.        Minimum Consolidated Net Worth.  The Company will not permit Consolidated Net Worth at any time to be less than $1,550,000,000.

6.11.        Liens.  Neither the Company nor any Subsidiary will create, assume or suffer to exist any Lien securing Debt on any asset now owned or hereafter acquired by it, except for:

(a)           Liens existing on the Second Restatement Date securing Debt or other obligations outstanding on such date;

(b)           any Lien existing on any asset of any entity at the time such entity becomes a Subsidiary and not created in contemplation of such event;

(c)           any Lien on any asset (and related proceeds) securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing or improving such asset; provided that such Lien attaches to such asset concurrently with or within 120 days after the acquisition, construction or improvement thereof;

(d)           any Lien on any asset of any entity existing at the time such entity is merged into or consolidated with the Company or a Subsidiary and not created in contemplation of such event;

(e)           any Lien existing on any asset prior to the acquisition thereof by the Company or a Subsidiary and not created in contemplation of such acquisition;

(f)            any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section to the extent that the amount of such Debt is not increased (except by an amount equal to any accrued but unpaid interest, reasonable premiums, costs or expenses incurred in connection therewith) and is not secured by any additional assets;

(g)           any Lien arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings and/or do not secure an aggregate amount in excess of $5,000,000;

(h)           Liens upon assets of an SPC granted in connection with a Permitted Securitization (including customary backup Liens granted by the transferor in accounts receivable and related rights or assets transferred to an SPC);

(i)            Liens for taxes, assessments or other governmental charges that are not required to be paid pursuant to Section 6.7;

(j)            Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business securing inventory purchases from vendors;

(k)           Liens (other than any Lien imposed under ERISA) consisting of pledges or deposits in the ordinary course of business (i) required in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers to secure obligations with respect to insurance maintained by the Company or any of its Subsidiaries;

(l)            Liens on property of the Company or any Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non-delinquent obligations of a like nature (including those to secure health, safety and environmental obligations) in each case incurred in the ordinary course of business;

(m)          Liens securing Capitalized Lease Obligations, provided that such Capitalized Lease Obligations are otherwise permitted under this Agreement;

(n)           Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution and/or Liens arising in the ordinary course of business with respect to deposit accounts relating to intercompany cash pooling, interest set-off and/or sweeping arrangements, provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or the applicable Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

(o)           Liens created pursuant to any Loan Document;

(p)           Liens on property of any Foreign Subsidiary securing Debt of such Foreign Subsidiary that is permitted under Section 6.15;

(q)           Liens arising out of the conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(r)            Liens on deposits made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(s)           Liens arising in the ordinary course of business (such as Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law) for sums not overdue or being contested in good faith by appropriate action and not involving borrowed money, and, in each case, for which the Company or applicable Subsidiary maintains adequate reserves;

(t)            Leases or subleases or licenses or sublicenses granted to others in the ordinary course of business, easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole; and

(u)           Any Lien not otherwise permitted by the foregoing clauses of this Section securing Debt or other obligations if, immediately after the creation of any such Lien, the aggregate principal amount of all Debt and other obligations secured by Liens created in reliance upon this clause (u) (including the maximum amount of Debt permitted to be incurred pursuant to any credit or similar agreement so secured) would not exceed an amount equal to 4% of the consolidated assets of the Company and its Consolidated Subsidiaries as of the end of the most recent fiscal quarter end for which financials statements have been delivered pursuant to Section 6.1 or are otherwise publicly available prior to the creation of such Lien.

Any Lien permitted above on any property may extend to the proceeds of such property.

6.12.        Consolidations, Mergers and Sales of Assets.  The Company will not, and will not permit any other Borrower to consolidate or merge with or into, or acquire substantially all of the assets of, any other Person unless (a) in the case of a merger or consolidation, the Company (in any merger or consolidation to which it is a party) or such other Borrower shall substantially contemporaneously be the ultimate surviving entity, and (b) the board of directors (or similar governing body) of such other Person shall have approved such consolidation, merger or acquisition.  Exclusive of (i) sales, leases or transfers to the Company and its Subsidiaries, (ii) sales, leases (or subleases), licenses (or sublicenses) or other transfers in the ordinary course of business and dispositions of used, worn-out, obsolete or surplus assets, (iii) sales and dispositions of assets and related rights pursuant to a Permitted Securitization, (iv) the grant of any Lien permitted hereby to the extent it constitutes a transfer of property, (v) a transfer of assets as a result of any loss of or damage to or any condemnation or other taking or involuntary transfer thereof, (vi) the sale, lease or transfer of non-core assets acquired in connection with any acquisition permitted hereby, the Company will not permit the sale, lease or other transfer to any other Person in any fiscal year of the Company of assets of the Company or its Subsidiaries which, together with all other such assets sold, leased or otherwise transferred during such fiscal year (in each case, valued at net book value) exceeds 15% of the consolidated assets of the Company and its Consolidated Subsidiaries as of the end of the immediately preceding fiscal year of the Company.

6.13.        Transactions with Affiliates.  The Company will not, and will not permit any Subsidiary to, enter into or permit to exist any transaction, arrangement or contract with any of its Affiliates (other than the Company and its wholly-owned Subsidiaries) which is on terms, taken as a whole, which are less favorable than are obtainable from a Person which is not one of its Affiliates except for:

(a)           capital contributions and distributions with respect to the equity interests of the Company or such Affiliate in the ordinary course of business or any other capital contribution to the Company;

(b)           any employment or severance agreement and any amendment thereto entered into by the Company or any of its Affiliates in the ordinary course of business;

(c)           the payment of reasonable directors’ fees and benefits;

(d)           the provision of officers’ and directors’ indemnification and insurance in the ordinary course of business to the extent permitted by applicable law;

(e)           non-interest bearing (or below-market interest-bearing) intercompany loans or other advances in the ordinary course of business and consistent with past practice;

(f)            the payment of employee salaries, bonuses and employee benefits in the ordinary course of business;

(g)           sales or leases of goods to Affiliates in the ordinary course of business for less than fair market value, but for not less than cost; or

(h)           any transaction permitted under Section 6.12 or 6.15.

6.14.        Business.  The Company will not, and will not permit any Subsidiary to, enter into any material business other than the businesses in which the Company and its Subsidiaries are engaged on the Second Restatement Date and reasonable extensions thereof.

6.15.        Subsidiary Indebtedness.  The Company will not permit its Subsidiaries to create, issue, incur, assume or otherwise become liable for any Debt (excluding (a) any Debt of a Subsidiary owed to the Company or another Subsidiary and any Guarantee by a Subsidiary of Debt of the Company, (b) Debt (and any undrawn commitment therefor) in existence as of the Second Restatement Date and set forth on Schedule 6.15 and any refinancings, replacements, extensions or renewals thereof, (c) Debt incurred by any Subsidiary constituting reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Debt with respect to reimbursement type obligations regarding workers’ compensation claims, or letters of credit in the nature of a security deposit (or similar deposit or security) given to a lessor under an operating lease of real property under which such Person is a lessee; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the incurrence of such Debt, such obligations are reimbursed within 60 days following such drawing or incurrence or such Debt is otherwise permitted hereunder, (d) Debt arising from agreements of a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a subsidiary, other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or a subsidiary for the purpose of financing such acquisition, (e) hedging obligations (excluding hedging obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Debt permitted under this Section 6.15, exchange rate risk or commodity pricing risk, (f) obligations in respect of customs, stay, performance, bid, appeal and surety bonds and completion guarantees and other obligations of a like nature in the ordinary course of business, (g) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within five Business Days of its incurrence, (h) Debt of any Subsidiaries incurred to finance insurance premiums in the ordinary course of business, (i) Debt representing deferred compensation to employees of any Subsidiary incurred in the ordinary course of business, (j) cash management and similar obligations and Debt in respect of netting services, automated clearing house and employee credit card programs, or similar arrangements in connection with cash management and deposit accounts or securities accounts, (k) Debt of the Borrowing Subsidiaries incurred pursuant to this Agreement, (l) Debt of a Person at the time such Person becomes a Subsidiary that was not incurred in contemplation thereof, and (m) refinancings, extensions or renewals of any of the foregoing Debt to the extent the principal amount thereof is not increased (including extensions, renewals or replacements of Guarantees in respect of such Debt as so refinanced, extended or renewed)) if, immediately after giving effect to such event, the aggregate outstanding principal amount of all such Debt would exceed an amount equal to 15% of Consolidated Net Worth as of the end of the most recent fiscal quarter end for which financials statements have been delivered pursuant to Section 6.1 or are otherwise publicly available prior to such event.

ARTICLE VII
DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

(a)           Any representation or warranty made or deemed made by or on behalf of the Company or any of its Subsidiaries to the Lenders or the Administrative Agent under or pursuant to any Loan Document, or any certificate, financial statement or schedule delivered to the Lenders or the Administrative Agent in connection with this Agreement or any other Loan Document, shall be materially false on the date as of which made, in the case of any such representation or warranty, or the date as of which the facts therein set forth are stated or certified, in the case of any such certificate, financial statement or schedule.

(b)           Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due or nonpayment of interest upon any Loan or of any facility fee or other obligation under any of the Loan Documents within five days after the same becomes due.

(c)           The breach by the Company of any of the terms or provisions of Section 6.1(d), Section 6.2(a) (as to the corporate existence of the Company), or Sections 6.9 through 6.15 (inclusive).

(d)           The breach by any Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within 30 days after written notice thereof has been given to the Company by the Administrative Agent at the request of any Lender.

(e)           Failure by any Company or any Subsidiary to (i) pay any Debt (other than the Loans) when due or interest thereon and such failure shall continue for more than any applicable period of grace with respect thereto, or (ii) observe or perform any term, covenant or agreement contained in any agreement or instrument (other than this Agreement or any other Loan Document) by which it is bound evidencing or securing or relating to any Debt, if the effect thereof is to permit (or, with the giving of notice or lapse of time or both, would permit) the holder or holders thereof or of any obligations issued thereunder or a trustee or trustees acting on behalf of such holder or holders to cause acceleration of the maturity thereof or of any such obligation; provided that the aggregate amount of Debt with respect to which any such event or condition shall have occurred shall equal or exceed $75,000,000 (or the equivalent thereof in currencies other than Dollars).

(f)            The Company, any other Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing.

(g)           An involuntary case or other proceeding shall be commenced against the Company, any other Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company, any other Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect.

(h)           The Company or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) final judgments or orders for the payment of money in excess of the Materiality Threshold in the aggregate, or (ii) nonmonetary final judgments or orders which, individually or in the aggregate, could reasonably be expected to result in liability in excess of the Materiality Threshold, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

(i)            The Company or any other member of the Controlled Group shall fail to pay when due any amount or amounts aggregating in excess of the Materiality Threshold which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of the Materiality Threshold shall be filed under Title IV of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Plan or Plans having aggregate Unfunded Vested Liabilities in excess of the Materiality Threshold or a proceeding shall be instituted by a fiduciary of any Plan against any member of the Controlled Group to enforce Section 515 of ERISA with respect to any amount or amounts aggregating in excess of the Materiality Threshold and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan or Plans having aggregated Unfunded Vested Liabilities in excess of the Materiality Threshold must be terminated.

(j)            Any Change in Control shall occur.

(k)           The occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

(l)            Any Loan Document shall fail to remain in full force or effect (other than in accordance with its terms) as against the Company or any other Borrower or any action shall be taken by the Company or any other Borrower to discontinue or to assert the invalidity or unenforceability of any Loan Document as against the Company or any other Borrower, or the Company or any other Borrower shall deny that it has any further liability under any Loan Document to which it is a party, or shall give notice to such effect, unless such liability has terminated in accordance with the terms of such Loan Document.

ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.          Acceleration.  If any Default described in Section (f) or (g) of Article VII occurs with respect to any Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the Issuers to issue Letters of Credit shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, any Lender or any Issuer and each Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the applicable LC Collateral Account, equal to the excess of the amount of the LC Exposure with respect to such Borrower at such time over the amount on deposit in such LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”).  If any other Default occurs, the Administrative Agent may with the consent, or shall at the request, of the Required Lenders, (x) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the Issuers to issue Letters of Credit, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Borrower hereby expressly waives, and (y) upon notice to the Company and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrowers to pay, and each applicable Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent in immediately available funds the Collateral Shortfall Amount for such Borrower, which funds shall be deposited in the applicable LC Collateral Account.

If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section (f) or (g) of Article VII with respect to any Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrowers, rescind and annul such acceleration and/or termination.

8.2.          Amendments.  Subject to the provisions of this Section 8.2, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default or Unmatured Default hereunder; provided that no such supplemental agreement shall:

(a)           without the consent of each Lender directly affected thereby, (i) extend the final maturity of any Loan payable to such Lender or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of principal, interest or fees thereon (other than waivers of default interest rates as provided in Section 2.12), (ii) reduce the amount or extend the payment date for, the mandatory payments required under Section 2.7.3 or 2.7.4 or (iii) increase or decrease the amount of or extend the expiry date of the Commitment of such Lender; and

(b)           without the consent of all of the Lenders, (i) reduce the percentage specified in the definition of Required Lenders, (ii) permit any Borrower to assign its rights or obligations under this Agreement, (iii) amend this Section 8.2 or (iv) release the Company from its obligations under Article XV of this Agreement.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision of this Agreement relating to any Issuer or Swingline Lender shall be effective without the written consent of such Issuer or Swingline Lender, as applicable.  No amendment, modification or waiver of Section 2.27 shall be effective without the written consent of the Administrative Agent, the Issuers and the Swingline Lender.  The Administrative Agent may

waive payment of the fee required under Section 12.1(b) without obtaining the consent of any other party to this Agreement.

Notwithstanding the foregoing, any agreement entered into by the Administrative Agent, the Borrowers and the new or existing Lenders whose Commitments have been affected as contemplated by the third sentence of Section 2.5.3 in connection with an increase to the Aggregate Commitment shall be binding on all parties hereto and the new Lenders solely for the purpose of reflecting any new Lenders, their new Commitments, any increase in the Commitment of any existing Lender and any related or conforming matters deemed appropriate by the Administrative Agent.

8.3.          Preservation of Rights.  No delay or omission of the Lenders, the Issuers or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrowers to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the Lenders and the Issuers until the Obligations have been paid in full.

ARTICLE IX
GENERAL PROVISIONS

9.1.          Survival of Representations.  All representations and warranties of the Borrowers contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2.          Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable statute or regulation, it being understood, however, that a Lender’s failure to fund a Loan in accordance with this Agreement will result in such Lender becoming a Defaulting Lender as contemplated by the definition of such term.

9.3.          Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4.          Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent, the Lenders and the Issuers and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent, the Lenders and the Issuers relating to the subject matter thereof other than those contained in the fee letters described in Section 10.13 which shall survive and remain in full force and effect during the term of this Agreement.

9.5.          Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided that the parties hereto expressly agree that each Lead Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.9 and 10.8 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6.          Expenses; Indemnification.  (a)  The Borrowers shall jointly and severally reimburse the Administrative Agent and Lead Arrangers for any reasonable out-of-pocket costs and expenses (including fees, disbursements and other charges of one (subject to a good faith determination by an affected party that additional counsel is required for conflicts reasons) primary counsel and one (subject to a good faith determination by an affected party that additional counsel is required for conflicts reasons) local counsel in such relevant jurisdictions engaged by primary counsel) paid or incurred by the Administrative Agent and Lead Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including via the internet), review, amendment, modification, and administration of the Loan Documents.  The Borrowers also jointly and severally agree to reimburse the Administrative Agent, WFS, JPMorgan, the Lenders, the Swingline Lender and the Issuers for any out-of-pocket costs and expenses (including fees, disbursements and other charges of attorneys for the Administrative Agent, WFS, JPMorgan, the Lenders, the Swingline Lender and the Issuers) paid or incurred by the Administrative Agent, WFS, JPMorgan, any Lender, the Swingline Lender or any Issuer in connection with the collection and enforcement of the Loan Documents.

(b)           The Borrowers hereby further jointly and severally agree to indemnify the Administrative Agent, WFS, JPMorgan, each Lender, the Swingline Lender and each Issuer and their respective Affiliates, and each of their Related Parties against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all expenses of litigation or preparation therefor whether or not the Administrative Agent, WFS, JPMorgan, any Lender, the Swingline Lender, any Issuer or any Affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder (except to the extent resulting from (i) the gross negligence or willful misconduct of the party seeking indemnification as determined in a final non-appealable judgment by a court of competent jurisdiction or (ii) disputes among indemnified parties not involving (A) an act or omission (or alleged act or omission) of the Company or any of its Affiliates or (B) acts or omissions of an indemnified party in its capacity as Administrative Agent or Lead Arranger except, with respect to clause (B), to the extent such acts or omissions are determined in a final non-appealable judgment by a court of competent jurisdiction to have constituted the gross negligence or willful misconduct of such indemnified party in such capacity).  The obligations of the Borrowers under this Section 9.6 (i) shall survive the termination of this Agreement and (ii) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

9.7.          Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Company, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Company shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of quarterly and annual financial statements required hereunder.  Notwithstanding any provision of any Loan Document to the contrary, for purposes of this Agreement and each other Loan Document (other than covenants to deliver financial statements), the determination of whether a lease constitutes a capital lease or an operating lease and whether obligations arising under a lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense in the lessee’s financial statements shall be determined under generally accepted accounting principles in the United States as of the Second Restatement Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

9.8.          Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.9.          Nonliability of Lenders.  The relationship hereunder and under the other Loan Documents between the Borrowers on the one hand and the Lenders, the Issuers and the Administrative Agent on the other hand shall be solely that of borrowers and lender.  Neither the Administrative Agent, any Lead Arranger, any Lender nor any Issuer shall have any fiduciary responsibilities to the Borrowers under this Agreement or any other Loan Document.  Neither the Administrative Agent, any Lead Arranger, any Lender nor any Issuer undertakes any responsibility to any Borrower under this Agreement or any other Loan Document to review or inform any Borrower of any matter in connection with any phase of any Borrower’s business or operations.  Each Borrower agrees that neither the Administrative Agent, any Lead Arranger, any Lender nor any Issuer shall have liability to such Borrower (whether sounding in tort, contract or otherwise) for losses suffered by such Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  Neither the Administrative Agent, any Lead Arranger, any Lender nor any Issuer shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by such Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.10.        Confidentiality.  Each of the Administrative Agent and each Lender agrees to hold any confidential information which it may receive from or on behalf of the Company or any Subsidiary pursuant to this Agreement or any other Loan Document (“Information”) in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates (it being understood that the Administrative Agent and each Lender shall be liable for the breach by any of their respective Affiliates of any such confidentiality requirements), (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party involving the Company, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.2 and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 9.10 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND ITS AFFILIATES, THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

9.11.        Nonreliance.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Loans provided for herein.

9.12.        Disclosure.  The Borrowers and each Lender hereby acknowledge and agree that JPMCB and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrowers and their Affiliates.

9.13.        USA PATRIOT ACT NOTIFICATION.  Each Lender hereby notifies the Borrowers that pursuant to requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the USA Patriot Act.

ARTICLE X
THE ADMINISTRATIVE AGENT

10.1.        Appointment; Nature of Relationship.  (a)  JPMCB is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents.  The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X.  Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

(b)           Each Issuer shall act on behalf of the Lenders with respect to any Letter of Credit issued by it and the documents associated therewith.  Each Issuer shall have all of the benefits and immunities  provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by such Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article X, included such Issuer with respect to such acts or omissions and  as additionally provided in this Agreement with respect to such Issuer.

10.2.        Powers.  The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the

Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3.        General Immunity.  Neither the Administrative Agent nor any of its Related Parties shall be liable to any Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4.        No Responsibility for Loans, Recitals, etc.  Neither the Administrative Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of any Borrower or any guarantor of any of the Obligations or of any of such Borrower’s or any such guarantor’s respective Subsidiaries.

10.5.        Action on Instructions of Lenders.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders.  The Administrative Agent shall be fully justified in failing or refusing to take any discretionary action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6.        Employment of Agents and Counsel.  The Administrative Agent may execute any of its duties as the Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

10.7.        Reliance on Documents; Counsel.  The Administrative Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.  For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

10.8.        Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent ratably in accordance with their Pro Rata Shares (i) for any amounts not reimbursed by the Borrowers for which the Administrative Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents; provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.4(e) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof.  The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9.        Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Company referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”.  If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

10.10.      Rights as a Lender.  If the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any of its Subsidiaries in which the Company or such Subsidiary is not restricted hereby from engaging with any other Person.  The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

10.11.      Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Lead Arranger, any other Lender or any Issuer and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger, any other Lender or any Issuer and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Administrative Agent or any Lead Arranger hereunder, neither the Administrative Agent nor any Lead Arranger shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Company or any of its Affiliates that may come into the possession of the Administrative Agent or any Lead Arranger (whether or not in their respective capacity as Administrative Agent or a Lead Arranger) or any of their Affiliates.

10.12.      Successor Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign.  The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders; provided that the Administrative Agent may not be removed unless the Administrative Agent (in its individual capacity) and any Affiliate thereof acting as an Issuer is relieved of all of its duties as an Issuer pursuant to documentation reasonably satisfactory to such Person on or prior to the date of such removal.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent.  If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders.  No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment.  Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed

Administrative Agent.  Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents.  After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.  In the event that there is a successor to the Administrative Agent by merger, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

10.13.      Agent and Arranger Fees.  The Borrowers jointly and severally agree to pay to the Administrative Agent and the Lead Arrangers, for their respective accounts, the fees agreed to by the Borrowers, the Administrative Agent and the Lead Arrangers pursuant to those certain letter agreements dated June 21, 2011, among the applicable parties or as otherwise agreed from time to time.

10.14.      Delegation to Affiliates.  The Borrowers and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates (it being understood that, notwithstanding any such delegation, the Administrative Agent shall remain responsible for the performance of its obligations hereunder).  Any such Affiliate (and such Affiliate’s Related Parties) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Article IX and this Article X.

10.15.      Other Agents.  No Lender identified in this Agreement as the Syndication Agent, Lead Arranger, Joint Book Runner or a Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.11.

ARTICLE XI
SETOFF; RATABLE PAYMENTS

11.1.        Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if a Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of such Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.  Such Lender will promptly notify the Company after any such offset; provided that failure to give such notice shall not give rise to any liability of such Lender or invalidate such offset.

11.2.        Sharing of Payments.  (a)  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of principal of or interest on the Loans, the Reimbursement Obligations or participations in Swingline Loans owed to it by any Borrower in excess of its Pro Rata Share or BSub Percentage, respectively, of all payments and other recoveries obtained by all Lenders or the applicable BSub Lenders, as the case may be, on account of principal of and interest on such Loans, Reimbursement Obligations or participations in Swingline Loans, then such Lender shall immediately (a) notify the Administrative Agent and the other applicable Lenders (including the Swingline Lender) of such fact and (b) purchase such participations in the Loans, Reimbursement Obligations and participations in Swingline Loans of the other Lenders to such Borrower as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery pro rata with such other Lenders in accordance with their Pro Rata Shares or BSub Percentages, as applicable; provided that if all or any portion of such excess payment or other recovery is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other applicable Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

(b)           Each Borrower agrees that any Lender purchasing a participation from another Lender pursuant to this Section 11.2 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 11.2.

ARTICLE XII
ASSIGNMENTS; PARTICIPATIONS; ETC.

12.1.        Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuer that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuer that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement

(including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)          the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default has occurred and is continuing, any other assignee; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and

(C)           the Issuers.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if a Default has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more “Credit Contacts” to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates, the Borrowers and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E)           no such assignment shall be made to the Company or any of the Company’s Subsidiaries or other Affiliates.

For the purposes of this Section 12.1(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.3, 3.4 and 9.6).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of (and stated interest on) the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuers and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company, the Issuers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.10, 2.18(e), 2.18(j), 2.19(c) or 10.8, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuers or the Swingline Lender, sell participations to one or more banks or other entities (other than the Company or any of the Company’s Subsidiaries or other Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrowers, the Administrative Agent, the Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Sections 8.2(a) and 8.2(b) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.3 and 3.4 (subject to the requirements and limitations therein, including the requirements under Section 3.4(f) (it being understood that the documentation required under Section 3.4(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Section 3.6 and Article XI as if it were an assignee under paragraph (b) of this Section; and (ii) shall not be entitled to receive any greater payment under Section 3.1 or 3.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender, provided such Participant agrees to be subject to Section 11.2 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banks, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.2.        Dissemination of Information.  Each Borrower authorizes each Lender to disclose to any assignee or Participant, or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Company and its Subsidiaries, provided that each Transferee and prospective Transferee agrees to be bound by Section 9.10 of this Agreement.

12.3.        Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.4.

ARTICLE XIII
NOTICES

13.1.        Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)            if to any Borrower, to the Company at its address or facsimile number set forth on the signature page hereof;

(ii)           if to the Administrative Agent, at its address or facsimile number set forth on the signature page hereof;

(iii)          if to an Issuer, to it at its address or facsimile number set forth on the signature page hereof or in its Administrative Questionnaire, as applicable;

(iv)          if to the Swingline Lender, to it at its address or facsimile number set forth on the signature page hereof; and

(v)           if to a Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuer pursuant to Article II if such Lender or such Issuer, as applicable, has notified the Administrative Agent and the Company that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or any Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines; provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE XIV
COUNTERPARTS; EFFECT OF RESTATEMENT; ELECTRONIC EXECUTION

14.1.        Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed counterpart of this Agreement.

14.2.        Effect of Restatement.  This Agreement amends, restates and replaces in its entirety the Existing Agreement.  All rights, benefits, indebtedness, interest, liabilities and obligations of the parties to the Existing Agreement are hereby amended, restated, replaced and superseded in their entirety according to the terms and provisions set forth herein.  Each Borrower represents and warrants that as of the Second Restatement Date there are no claims or offsets against, or defenses or counterclaims to, its obligations under the Existing Agreement or any of the other agreements, documents or instruments executed in connection therewith.  To induce the Administrative Agent, the Issuers and the Lenders to enter into this Agreement, each

Borrower waives any and all such claims, offsets, defenses and counterclaims, whether known or unknown, arising prior to the Second Restatement Date and relating to the Existing Agreement.

14.3.        Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV
GUARANTY BY THE COMPANY

15.1.        Guaranty.  The Company hereby absolutely, unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of all obligations of the Borrowing Subsidiaries under this Agreement, including the principal of and interest on each Loan to each Borrowing Subsidiary and all obligations (including payment of costs and expenses as provided for herein) of each Borrowing Subsidiary under or in connection with any Letter of Credit.  Upon failure by any Borrowing Subsidiary to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid at the place, in the currency and in the manner specified in this Agreement.

15.2.        Guaranty Unconditional.  The obligations of the Company under this Article XV shall be absolute, unconditional and irrevocable and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)           any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Borrowing Subsidiary under this Agreement or any other Loan Document, by operation of law or otherwise;

(b)           any modification or amendment of or supplement to this Agreement or any other Loan Document (other than any such modification, amendment or supplement that expressly modifies, amends or supplements this Article XV);

(c)           any release, impairment, non perfection or invalidity of any other guaranty or of any direct or indirect security for any obligation of any Borrowing Subsidiary under this Agreement or any other Loan Document;

(d)           any change in the corporate existence, structure or ownership of any Borrowing Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrowing Subsidiary or any Borrowing Subsidiary’s assets or any resulting release or discharge of any obligation of any Borrowing Subsidiary contained in this Agreement or any other Loan Document;

(e)           the existence of any claim, set off or other right which the Company may have at any time against any Borrowing Subsidiary, the Administrative Agent, any Lender, any Issuer or

any other Person, whether in connection herewith or any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f)            any invalidity or unenforceability relating to or against any Borrowing Subsidiary for any reason of this Agreement or any other Loan Document, or any provision of any applicable law or regulation purporting to prohibit the payment by any Borrowing Subsidiary of the principal of or interest on any Loan or any other amount payable by such Borrowing Subsidiary under this Agreement or any other Loan Document; or

(g)           any other act or omission to act or delay of any kind by any Borrowing Subsidiary, the Administrative Agent, any Lender, any Issuer or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Company’s obligations as guarantor hereunder.

15.3.        Discharge only upon Payment in Full; Reinstatement in Certain Circumstances.  The Company’s obligations as guarantor hereunder shall remain in full force and effect until the Commitments shall have terminated and all obligations of the Borrowing Subsidiaries under this Agreement and each other Loan Document shall have been paid in full.  If at any time any payment of principal, interest or any other amount payable by any Borrowing Subsidiary under or in connection with this Agreement or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Borrowing Subsidiary or otherwise, the Company’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

15.4.        Waiver by the Company.  The Company irrevocably waives acceptance hereof,  presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrowing Subsidiary or any other Person.

15.5.        Subrogation.  Notwithstanding any payment made by or for the account of any Borrowing Subsidiary pursuant to this Article XV, the Company shall not be subrogated to any right of the Administrative Agent, any Lender or any Issuer until such time as the Administrative Agent, the Lenders and the Issuers and any applicable Affiliate of any Lender shall have received final payment in cash of the full amount of all obligations of the Borrowing Subsidiaries hereunder and under each other Loan Document.

15.6.        Stay of Acceleration.  If acceleration of the time for payment of any amount payable by any Borrowing Subsidiary under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of such Borrowing Subsidiary, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Company hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

ARTICLE XVI
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

16.1.        CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCLUDING CONFLICT OF LAW PRINCIPLES PROVIDING FOR THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

16.2.        CONSENT TO JURISDICTION.  EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY PARTY HERETO TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

16.3.        WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

16.4.        Existing Credit Agreement.  Lenders that are parties to the Existing Agreement (and which constitute “Required Lenders” under and as defined in the Existing Agreement) hereby waive the five (5) Business Days notice requirement set forth in Section 2.5.3 of the Existing Agreement for terminating the “Commitments” under the Existing Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company, the Lenders, the Issuers and the Administrative Agent have executed this Agreement as of the date first above written.

BEMIS COMPANY, INC.

By:
Name:
Title:

One Neenah Center, 4th Floor
P.O. Box 669
Neenah, Wisconsin 54957-0669
Attention: Melanie Miller
Fax no: [ ]

Bemis 2011 Second Amended and Restated Long-Term Credit Agreement

Signature Page

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Issuer and Lender

By:
Name
Title:

Lending Office:

JPMorgan Chase Bank, N.A.
10 South Dearborn, Floor 7
Chicago, IL 60603-2003 United States
Mail Code IL1-0010
Attention: Sabana Johnson
Fax no: 888-292-9533
E-Mail: jpm.agency.servicing.4@jpmchase.com

With a copy to:

J. P. Morgan Europe Limited
125 London Wall, London EC2Y 5AJ
Attention: Loans Agency
Tel no: (44) 207 777 2542
Fax no: (44) 207 777 2360

Bemis 2011 Second Amended and Restated Long-Term Credit Agreement

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Issuer and Lender

By:
Name
Title:

Bemis 2011 Second Amended and Restated Long-Term Credit Agreement

Signature Page

[OTHER LENDERS], as a Lender

By:
Name:
Title:

Bemis 2011 Second Amended and Restated Long-Term Credit Agreement

Signature Page

EXHIBIT A

COMPLIANCE CERTIFICATE

To:          The Lenders that are parties to the

Second Amended and Restated Long-Term Credit Agreement described below

This Compliance Certificate is furnished pursuant to the Second Amended and Restated Long-Term Credit Agreement dated as of July 21, 2011 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among Bemis Company, Inc. (the “Company”), the Borrowing Subsidiaries named therein, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.  I am the duly elected                            of the Company;

2.  I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements;

3.  The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default as of the date of this Compliance Certificate, except as set forth below; and

4.  Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with Sections 6.9 and 6.10 of the Credit Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this        day of               ,         .

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of                   ,          with

Provisions of        and            of

the Credit Agreement

Bemis 2011 Second Amended and Restated

Long-Term Credit Agreement

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Second Amended and Restated Long-Term Credit Agreement identified below  (as amended, modified, renewed or extended from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions for Assignment and Assumption set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](1)]

3.	Borrower(s):	Bemis Company, Inc. and various subsidiaries

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Second Amended and Restated Long-Term Credit Agreement

(1)  Select as applicable.

5.	Credit Agreement:

The Second Amended and Restated Long-Term Credit Agreement dated as of July 21, 2011 among Bemis Company, Inc., the Borrowing Subsidiaries named therein, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:

Facility Assigned(2)	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(3)
	$	$		%
	$	$		%
	$	$		%

Effective Date:                                   , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(2)           Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Commitment”).

(3)           Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](4) Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By
Title:

[Consented to:](5)

[NAME OF RELEVANT PARTY]

By
Title:

cc: J. P. Morgan Europe Limited, Fax no. 44 207 777 2360

(4)           To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(5)           To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuer) is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be construed in accordance with the internal laws of the State of New York, excluding conflict of law principles providing for the application of the laws of another jurisdiction, but giving effect to Federal laws applicable to national banks.

EXHIBIT C

AMENDED AND RESTATED BORROWING SUBSIDIARY AGREEMENT

July 21, 2011

JPMorgan Chase Bank, N.A., as Administrative Agent

Attention:

Ladies and Gentlemen:

The undersigned, Bemis Company, Inc. (the “Company”), refers to (i) the Second Amended and Restated Long-Term Credit Agreement dated as of July 21, 2011 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among the Company, the Borrowing Subsidiaries named therein, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) and (ii) that certain Borrowing Subsidiary Agreement dated as of November 28, 2005 (the “Existing BSub Agreement”) among the Company,                          (the “Designated Borrowing Subsidiary”) and the Administrative Agent.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

This Amended and Restated Borrowing Subsidiary Agreement amends, restates and replaces in its entirety the Existing BSub Agreement.  All rights, benefits, indebtedness, interest, liabilities and obligations of the parties to the Existing BSub Agreement are hereby amended, restated, replaced and superseded in their entirety according to the terms and provisions set forth herein.

The Company requests that the Designated Borrowing Subsidiary become a Borrowing Subsidiary under the Credit Agreement effective on the Second Restatement Date.  The Company and the Designated Borrowing Subsidiary make, on and as of the date of such effectiveness, the representations and warranties as to the Designated Borrowing Subsidiary contained in Article V of the Credit Agreement.  The Designated Borrowing Subsidiary agrees to be bound in all respects by the terms of the Credit Agreement and to perform all of the obligations of a Borrowing Subsidiary thereunder.  Each reference to a Borrowing Subsidiary in the Credit Agreement shall be deemed to include the Designated Borrowing Subsidiary subject to Section 2.24(b) of the Credit Agreement.

All communications to the Designated Borrowing Subsidiary under the Credit Agreement should be directed to the Company as set forth in the Section 13.1 of the Credit Agreement.

This instrument shall be construed in accordance with the internal laws of the State of New York, excluding conflict of law principles providing for the application of the laws of another jurisdiction, but giving effect to Federal laws applicable to national banks.

Upon the execution of this Borrowing Subsidiary Agreement by the Company and the Designated Borrowing Subsidiary [and the BSub Lenders listed below]* and acceptance hereof by the Administrative Agent, the Designated Borrowing Subsidiary shall become a Borrowing

Subsidiary under the Credit Agreement as though it were an original party thereto and shall be entitled to borrow under the Credit Agreement upon the satisfaction of the conditions precedent set forth in Article IV of the Credit Agreement.

The Designated Borrowing Subsidiary will request Loans denominated in [LIST AGREED CURRENCY] [and the BSub Commitments and BSub Percentages of each BSub Lender will be as set forth on Attachment 1 hereto, subject to adjustment as provided in Section 2.24(a) of the Credit Agreement]**.

*Insert only for Belgian Designated Borrowing Subsidiaries.

**Insert only for Belgian Designated Borrowing Subsidiaries.

Very truly yours,

BEMIS COMPANY, INC.

By:
Name:
Title:

[DESIGNATED BORROWING SUBSIDIARY]

By:
Name:
Title:

Accepted and agreed as of the date first above written.
JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[Attachment 1 to Amended and Restated Borrowing Subsidiary Agreement

Set forth below are the Lenders that will be BSub Lenders with respect to the Designated Borrowing Subsidiary and the BSub Commitments and BSub Percentages of such Lenders, subject to adjustment as provided in Section 2.24(a) of the Credit Agreement:]***

***Insert only for Belgian Designated Borrowing Subsidiaries.

EXHIBIT D

ASSOCIATED COSTS RATES

1.                                       The Associated Costs Rate is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the United Kingdom’s Financial Services Authority (the “Financial Services Authority”) (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                       On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Associated Costs Rate will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum (such rate per annum being the “Associated Costs Rate”).

3.                                       The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.                                       The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)           in relation to any Sterling Loan:

AB+C(B-D)+E x 0.01  per cent per annum

100 - (A+C)

(b)           in relation to any Loan in any currency other than Sterling:

E x 0.01             per cent per annum

Where:

A                                      is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B                                        is the percentage rate of interest (excluding the Applicable Margin and the Associated Costs Rate and, if applicable, the additional rate of interest specified in Section 2.12 of the Credit Agreement) payable for the relevant Interest Period on the Loan.

C                                        is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D                                       is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E                                         is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Bank to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                       For the purposes of this Exhibit:

(a)                                  “Credit Agreement” means that certain Second Amended and Restated Long-Term Credit Agreement dated as of July 21, 2011 (as amended, modified, renewed or extended from time to time) among Bemis Company, Inc., the Borrowing Subsidiaries named therein, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent;

(b)                                 “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(c)                                  “Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under the Credit Agreement relating to the relevant Loans;

(d)                                 “Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(e)                                  “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(f)                                    “Participating Member State” means any member state of the European Union which has the Euro as its lawful currency;

Bemis 2011 Second Amended and Restated

Long-Term Credit Agreement

(g)                                 “Reference Bank” means the principal London office of JPMorgan Chase Bank, N.A.; and

(h)                                 “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                       In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.                                       If requested by the Administrative Agent, the Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by the Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Reference Bank as being the average of the Fee Tariffs applicable to the Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of the Reference Bank.

8.                                       Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)           the jurisdiction of its Facility Office; and

(b)           any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.                                       The percentages of each Lender for the purpose of A and C above and the rates of charge of the Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Facility Office.

10.                                 The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or the Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                                 The Administrative Agent shall distribute the additional amounts received as a result of the Associated Costs Rate to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and the Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.                                 Any determination by the Administrative Agent pursuant to this Exhibit in relation to a formula, the Associated Costs Rate, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.                                 The Administrative Agent may from time to time, after consultation with the Company and the relevant Lenders, determine and notify to all parties any amendments which are required to be made to this Exhibit in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

EXHIBIT E-1

BORROWING SUBSIDIARY AGREEMENT

[Date]

JPMorgan Chase Bank, N.A., as Administrative Agent

Attention:

Ladies and Gentlemen:

The undersigned, Bemis Company, Inc. (the “Company”), refers to the Second Amended and Restated Long-Term Credit Agreement dated as of July 21, 2011 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among the Company, the Borrowing Subsidiaries named therein, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Company requests that                  (the “Designated Borrowing Subsidiary”) become a Borrowing Subsidiary under the Credit Agreement effective on                             .  The Company and the Designated Borrowing Subsidiary make, on and as of the date of such effectiveness, the representations and warranties as to the Designated Borrowing Subsidiary contained in Article V of the Credit Agreement.  The Designated Borrowing Subsidiary agrees to be bound in all respects by the terms of the Credit Agreement and to perform all of the obligations of a Borrowing Subsidiary thereunder.  Each reference to a Borrowing Subsidiary in the Credit Agreement shall be deemed to include the Designated Borrowing Subsidiary subject to Section 2.24(b) of the Credit Agreement.

All communications to the Designated Borrowing Subsidiary under the Credit Agreement should be directed to the Company as set forth in the Section 13.1 of the Credit Agreement.

This instrument shall be construed in accordance with the internal laws of the State of New York, excluding conflict of law principles providing for the application of the laws of another jurisdiction, but giving effect to Federal laws applicable to national banks.

Upon the execution of this Borrowing Subsidiary Agreement by the Company and the Designated Borrowing Subsidiary [and the BSub Lenders listed below]* and acceptance hereof by the Administrative Agent, the Designated Borrowing Subsidiary shall become a Borrowing Subsidiary under the Credit Agreement as though it were an original party thereto and shall be entitled to borrow under the Credit Agreement upon the satisfaction of the conditions precedent set forth in Article IV of the Credit Agreement.

The Designated Borrowing Subsidiary will request Loans denominated in [LIST AGREED CURRENCY] [and the BSub Commitments and BSub Percentages of each BSub Lender will be as set forth on Attachment 1 hereto, subject to adjustment as provided in Section 2.24(a) of the Credit Agreement.]**.

*Insert only if not all Lenders will participate in Loans to the Designated Borrowing Subsidiary.

**Insert only if not all Lenders will participate in Loans to the Designated Borrowing Subsidiary or if each BSub Lender’s Commitments is not equal to the percentage that the amount of such BSub Lender’s Commitment is of the aggregate amount of all Lenders that will be BSub Lenders with respect to the Designated Borrowing Subsidiary.

Very truly yours,

BEMIS COMPANY, INC.

By:
Name:
Title:

[DESIGNATED BORROWING SUBSIDIARY]

By:
Name:
Title:

Accepted as of the date first above written.
JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[Attachment 1 to Borrowing Subsidiary Agreement

Set forth below are the Lenders that will be BSub Lenders with respect to the Designated Borrowing Subsidiary and the BSub Commitments and BSub Percentages of such Lenders, subject to adjustment as provided in Section 2.24(a) of the Credit Agreement:]***

***Insert only if not all Lenders will participate in Loans to the Designated Borrowing Subsidiary or if each BSub Lender’s Commitments is not equal to the percentage that the amount of such BSub Lender’s Commitment is of the aggregate amount of all Lenders that will be BSub Lenders with respect to the Designated Borrowing Subsidiary.

EXHIBIT E-2

BORROWING SUBSIDIARY TERMINATION

[Date]

JPMorgan Chase Bank, N.A., as Administrative Agent

Attention:

Ladies and Gentlemen:

Bemis Company, Inc. (the “Company”), refers to the Second Amended and Restated Long-Term Credit Agreement dated as of July 21, 2011 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries named therein, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Company elects to terminate the status of                    (the “Terminated Borrowing Subsidiary”) as a Borrowing Subsidiary for purposes of the Credit Agreement.  The Company represents and warrants that no Loans or Letters of Credit made to or issued for the account of the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all principal and interest on all Loans, and all reimbursement obligations with respect to Letters of Credit payable by the Terminated Borrowing Subsidiary pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.

This instrument shall be construed in accordance with the internal laws of the State of New York, excluding conflict of law principles providing for the application of the laws of another jurisdiction, but giving effect to Federal laws applicable to national banks.

Very truly yours,

BEMIS COMPANY, INC.

By:
Name:
Title:

EXHIBIT F

EXHIBIT F-1

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Long-Term Credit Agreement (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) dated as of July 21, 2011 among Bemis Company, Inc. (the “Company”), the Borrowing Subsidiaries named therein, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Promissory Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the applicable Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the applicable Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20

EXHIBIT F-2

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Long-Term Credit Agreement (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) dated as of July 21, 2011 among Bemis Company, Inc. (the “Company”), the Borrowing Subsidiaries named therein, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Promissory Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Promissory Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the applicable Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the applicable Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20

EXHIBIT F-3

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships
For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Long-Term Credit Agreement (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) dated as of July 21, 2011 among Bemis Company, Inc. (the “Company”), the Borrowing Subsidiaries named therein, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20

EXHIBIT F-4

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Long-Term Credit Agreement (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) dated as of July 21, 2011 among Bemis Company, Inc. (the “Company”), the Borrowing Subsidiaries named therein, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Eurocurrency Rate/Letter of Credit Fee Rate*	1.00%	1.10%	1.20%	1.50%	1.70%
Floating Rate	0.00%	0.10%	0.20%	0.50%	0.70%
Facility Fee Rate	0.125%	0.15%	0.175%	0.25%	0.30%

*                                         The Letter of Credit Fee Rate for documentary Letters of Credit shall equal 50% of the applicable Letter of Credit Fee Rate set forth above.

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I Status” exists at any date if, on such date, the Company’s Moody’s Rating is A3 or better and the Company’s S&P Rating is A- or better.

“Level II Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status and (ii) the Company’s Moody’s Rating is Baa1 or better and the Company’s S&P Rating is BBB+ or better.

“Level III Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status or Level II Status and (ii) the Company’s Moody’s Rating is Baa2 or better and the Company’s S&P Rating is BBB or better.

“Level IV Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status, Level II Status  or Level III Status and (ii) the Company’s Moody’s Rating is Baa3 or better and the Company’s S&P Rating is BBB- or better.

“Level V Status” exists at any date if, on such date, the Company has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement or, if no such rating is in effect, Moody’s general corporate rating with respect to the Company.

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement or, if no such rating is in effect, S&P’s general corporate rating with respect to the Company.

“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Margin shall be determined in accordance with the foregoing table based on the Company’s Status as determined from its then-current Moody’s and S&P Ratings.  The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date.

If the Company is split-rated and the ratings differential is one notch, the higher of the two ratings will apply (with the rating for Status I being the highest and the rating for Status V being the lowest).  If the Company is split-rated and the ratings differential is two or more notches, the rating which is one notch above the lower rating shall be used.  If at any date, the Company’s long-term unsecured debt is rated, and/or a general corporate rating has been issued with respect to the Company by either S&P or Moody’s but not by both, then the Status based on such single rating entity’s rating shall apply.  If at any date, the Company’s long-term unsecured debt is rated by neither S&P nor Moody’s and neither S&P nor Moody’s has issued a general corporate rating with respect to the Company, then Level V Status shall apply.

SCHEDULE 1

EUROCURRENCY PAYMENT OFFICE

Sterling and Euro

J. P. Morgan Europe Limited

125 London Wall, London EC2Y 5AJ

Attention: Loans Agency

Tel no (44) 207 777 2542

Fax no (44) 207 777 2360

SCHEDULE 1.1

COMMITMENT SCHEDULE

Lender	Commitment
Wells Fargo Bank, National Association	$115,000,000
JPMorgan Chase Bank, N.A.	$115,000,000
Bank of America, N.A.	$115,000,000
BNP Paribas	$115,000,000
U.S. Bank National Association	$90,000,000
ING Bank N.V., Dublin Branch	$80,000,000
Sovereign Bank	$50,000,000
Sumitomo Mitsui Banking Corporation	$50,000,000
The Northern Trust Company	$50,000,000
CoBank, ACB	$20,000,000

Total	$800,000,000

Schedule 6.15

Existing Subsidiary Debt

Debt Profile (USD)	6/30/2011

	Bank	Short-term	Current Portion L-T Debt	L-T Debt	Total
Dixie Toga
Overdraft	Bradesco	10,889,757			10,889,757
Overdraft	Banco do Brasil	441,191			441,191
Bank Loan	Banco do Brasil			11,910,481	11,910,481

ITAP Bemis
Overdraft	Bradesco	6,405,740			6,405,740
Overdraft	Banco Do Brasil	65,700			65,700
Bank Loan	Banco Do Brasil	511,001			511,001

IBCO
Bank Loan	ALFA		32,660	5,443	38,103

AM Plast
Bank Loan	HSBC		243,250		243,250
Bank Loan	HSBC		243,250		243,250
Bank Loan	HSBC		81,083		81,083
Bank Loan	HSBC		243,250	81,083	324,333
Bank Loan	HSBC		56,758	18,919	75,677
Bank Loan	Santander		243,250	222,979	466,228
Bank Loan	Santander	405,416			405,416
Bank Loan	Banco Frances		486,499	445,958	932,457

ITAP Bemis - Argentina
Bank Loan	Santander Rio	224,758			224,758
Bank Loan	HSBC		293,851	226,479	520,330
Bank Loan	HSBC		121,624	91,218	212,843
Bank Loan	Santander	686,207			686,207

Total Subsidiary Debt		19,629,769	2,045,475	13,002,560	34,677,804